INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND
IN THE ACCOMPANYING
PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. NEITHER
THIS PROSPECTUS
SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS SHALL CONSTITUTE
AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY
SALE OF THESE
SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER,
SOLICITATION OR SALE WOULD
BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE
SECURITIES LAWS OF
ANY SUCH JURISDICTION.

PROSPECTUS SUPPLEMENT (Subject to Completion, dated June 20,
1997)
(To Prospectus dated June 20, 1997)

                                  $307,632,000

      Waterford 3 Secured Lease Obligation Bonds,      %
Series due

                            ------------------------
                     Interest Payable January 2 and July 2
                            ------------------------

The Waterford 3 Secured Lease Obligation Bonds, ____% Series due _____ (the
"Collateral Bonds"), will be indirectly secured, as described in the accompanying Prospectus, by liens on, and a security interest in, certain ownership interests in, and the respective Leases relating to, Unit No. 3
(nuclear) of the Waterford Steam Electric Generating Station ("Waterford 3"), and will be payable solely from basic rentals and certain other amounts to be paid under such Leases by

                            ENTERGY LOUISIANA, INC.

                            ------------------------

The Collateral Bonds will be issued by W3A Funding
Corporation ("Funding
Corporation"), a Delaware corporation created for the sole purpose of issuing the Collateral Bonds, as described in the accompanying Prospectus. Entergy
Louisiana, Inc. (formerly Louisiana Power & Light Company), a Louisiana corporation (the "Company"), will be unconditionally obligated to make rental payments in amounts that will be at least sufficient to pay in full, when due, all scheduled payments of principal of and interest on the Collateral Bonds, although the Collateral Bonds will not be direct obligations of, or guaranteed by, the Company.

The Collateral Bonds will mature on ____________________.
The principal of the
Collateral Bonds will be payable from time to time in installments. The
Collateral Bonds will be redeemable, in whole or in part, on not less than 20 days' notice, either upon certain terminations of the Leases, or at the option of Funding Corporation, at the redemption prices set forth herein (including a
Make-Whole Premium (as defined herein) if redemption occurs at the option of
Funding Corporation prior to ____________________), in each case together with accrued interest to the date fixed for redemption. (See "Certain Terms of the
Collateral Bonds.")

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
THE PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.

                            ------------------------

                            PRICE TO            UNDERWRITING
                            PUBLIC(1)
COMMISSIONS(2)(3)     PROCEEDS(2)
                         ---------------      --------------
---   -------------
Per Collateral Bond....         %                       %
%
    Total..............     $                      $
$
------------
(1) Plus accrued interest, if any, from the date of original issuance.

(2) Expenses, estimated to be ________, and underwriting commissions will be paid from an additional investment of the Owner
Participant (as defined
    herein). Expenses, estimated to be $_________, will be paid by the Company.

(3) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities
Act of 1933.

                            ------------------------

    The Collateral Bonds are offered by the Underwriters named herein subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters, and certain other conditions.
It is expected that
delivery of the Collateral Bonds will be made on or about
July __, 1997 through
the book-entry facilities of The Depository Trust Company
("DTC") against
payment therefor in immediately available funds.

                            ------------------------

MORGAN STANLEY DEAN WITTER
CITICORP SECURITIES, INC.

June   , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY
ENGAGE IN TRANSACTIONS
THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF
THE COLLATERAL BONDS.
SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION
WITH THE OFFERING AND
MAY BID FOR, AND PURCHASE, THE COLLATERAL BONDS IN THE OPEN
MARKET. FOR A
DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              SELECTED INFORMATION

     THE FOLLOWING MATERIAL, WHICH IS PRESENTED HEREIN
SOLELY TO FURNISH LIMITED
INTRODUCTORY INFORMATION REGARDING THE COLLATERAL BONDS, IS
QUALIFIED IN ITS
ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION APPEARING
ELSEWHERE IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.
CERTAIN CAPITALIZED TERMS
USED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING
PROSPECTUS ARE DEFINED
IN THE GLOSSARY AT THE END OF THE ACCOMPANYING PROSPECTUS.

SECURITIES OFFERED; INTEREST

     $307,632,000 aggregate principal amount of Waterford 3
Secured Lease
Obligation Bonds, which bear interest at the rate of   % per
annum and mature on
            .

     Interest on the Collateral Bonds will be payable on January 2 and July 2 of each year, commencing January 2, 1998.

PRINCIPAL INSTALLMENT PAYMENTS

     The Supplemental Indenture relating to the Collateral
Bonds (the
"Supplemental Indenture") provides for the payment of principal installments on the Collateral Bonds on each of the Installment Payment Dates set forth below, in an aggregate amount (subject to adjustment in certain circumstances) equal to the Installment Payment Amounts (as defined herein) set forth below, together with interest accrued to such Installment Payment Date. The Outstanding
Balance Factor set forth below for each Installment Payment Date is for descriptive purposes only, and, unless there has been a partial redemption or a default or other installment payment adjustment, represents a factor that when multiplied by the original principal amount of each Collateral Bond will indicate the outstanding principal amount remaining unpaid after payment of the principal installment due on such Installment Payment Date.

         INSTALLMENT      AGGREGATE INSTALLMENT
         PAYMENT DATE         PAYMENT AMOUNT
OUTSTANDING BALANCE FACTOR
         ------------     ----------------------     -------
--------------------


(See "Certain Terms of the Collateral Bonds -- Principal
Installment
Payments.")

REDEMPTION

     The Collateral Bonds will be redeemable, in whole or in part, on not less than 20 days' notice, either (a) upon certain terminations of the Leases at a redemption price of 100% of the unpaid principal amount thereof plus accrued interest, if any, to the redemption date or (b) at the option of Funding
Corporation, at a redemption price of 100% of the unpaid principal amount thereof plus accrued interest, if any, to the redemption date, plus a Make-Whole
Premium (as defined herein) if such redemption occurs at the option of Funding
Corporation prior to ____________. (See "Certain Terms of the Collateral
Bonds -- Redemption.")

SECURITY AND SOURCE OF PAYMENT

     The Collateral Bonds will be indirectly secured, as described in the accompanying Prospectus, by liens on, and a security interest in, certain ownership interests in, and the respective Leases relating to, Waterford 3, and will be payable solely from basic rentals and certain other amounts to be paid under such Leases by the
Company. Each Collateral Bond will be secured by the Pledged Lessor Bonds, which will be held by the Trustee. Each Pledged Lessor Bond will be secured by, among other things, (a) a lien on and security interest in the Undivided Interest of the Lessor issuing such Pledged Lessor Bond and (b) certain of the rights of such Lessor under its Lease with the Company, including the right to receive basic rent and certain other amounts payable by the Company thereunder. The
Company is unconditionally obligated to make payments under the Leases in amounts that will be at least sufficient to provide for scheduled payments of the principal of and interest on the Pledged Lessor Bonds which amounts, in turn, will be sufficient to provide for scheduled payments of principal of and interest on the Collateral Bonds when due. However, neither the Collateral Bonds nor the Pledged Lessor Bonds will be direct obligations of, or guaranteed by, the Company. (See "Security and Source of Payment for the Collateral Bonds" in the accompanying Prospectus.)

     Upon the occurrence and continuance of any Lease Indenture Event of Default that results from a Lease Event of Default, the related Lessor will control the exercise of remedies against the Company under the related Lease, subject to the right of the Lease Indenture Trustee to cause such Lessor to forbear from any proposed action that would have a material adverse effect on the Holders of the related Lessor Bonds. There could be circumstances, therefore, in which amounts due on the Collateral Bonds are not paid and neither the Lease Indenture Trustee nor the Trustee would be able to direct such Lessor's pursuit of remedies against the Company under such Lease. The Lease Indenture Trustee would not be precluded, however, from selling the related Lease Indenture Estate (including the Undivided Interest) in a foreclosure or similar proceeding. If such sale occurs prior to or simultaneously with the termination of the related Lease, such Lessor must first be given an opportunity to purchase such Lease Indenture
Estate at the proposed sale price. In the event of a sale pursuant to a foreclosure or similar proceeding (other than a sale to such Lessor), the Lease
Indenture Trustee would have the right to terminate such Lease in connection with such sale. (See "Description of the Lease Indentures -- Notice; Waiver;
Acceleration and Remedies" in the accompanying Prospectus.)

     Under certain circumstances the Company (or jointly the Company and an
Affiliate thereof) may elect, or may be required, to assume the Pledged Lessor
Bonds issued under any Lease Indenture, in whole or in part, and all obligations of the related Lessor under such Lease Indenture. (See "Description of the
Lease Indentures -- Assumption by the Company" in the accompanying Prospectus.)
In such cases, the Holders of the Collateral Bonds would retain the benefit of the pledge and mortgage under the Lease Indenture of the related Undivided
Interest and the obligation to make payments on the Pledged Lessor Bonds would become a direct obligation of the Company.

     The Holders of the Collateral Bonds will have no recourse against the general credit of any of the institutions or individuals acting as Lessors or against the general credit of the Owner Participant.

     For a description of possible limitations on amounts payable as damages if the Company were to reject the Leases in the context of a bankruptcy proceeding, see "Security and Source of Payment for the Collateral
Bonds" in the
accompanying Prospectus.

WATERFORD 3

     Waterford 3 is a one-unit, nuclear-fueled electric generating plant located in St. Charles Parish, Louisiana. Waterford 3, which was placed in commercial operation in 1985, has a net generating capability of 1,075 MW. Unit 3 excludes certain transmission, pollution control and other facilities included in
Waterford 3.

USE OF PROCEEDS

     The Company has determined, in light of prevailing economic and financial circumstances, to cause a refinancing of Initial Lessor Bonds which were originally issued on September 28, 1989 and are currently outstanding. As part of such refinancing, the Lessors will redeem outstanding Initial Lessor Bonds with the proceeds of the issuance and sale of the Collateral Bonds and certain other funds as described herein. (See "Use of Proceeds" in this Prospectus
Supplement and "The Transactions and the Refinancing" in the accompanying
Prospectus.)

W3A FUNDING CORPORATION

     Funding Corporation was incorporated under the laws of the State of
Delaware for the purpose of facilitating the refinancing of the debt associated with the Lessors' interests in Unit 3. The assets of Funding Corporation will consist of the Pledged Lessor Bonds, which are payable from basic rent and certain other payments which the Company is unconditionally obligated to make under the Leases. (See "W3A Funding Corporation" in the accompanying
Prospectus.)

                              RECENT DEVELOPMENTS

     On January 6, 1997, Waterford 3 received from the NRC its Systematic
Assessment of License Performance ("SALP") report for the period April 29,
1995 through November 30, 1996. During this period, observed performance declined from the previous SALP report and three of the four functional areas received lower ratings. Operations remained at Category 2 (good performance).
Maintenance and Plant Support moved from Category 1
(superior performance) to
Category 2, and Engineering moved from Category 1 to Category 3 (acceptable performance). Waterford 3 personnel currently are having bimonthly performance meetings with NRC personnel, and significant Waterford 3 management changes have been effected in order to address these matters. Additionally, the Company has instituted a multi-year program to improve performance and is incurring additional costs in doing so.

     A scheduled 45-day refueling outage for Waterford 3 began on April 12,
1997. Additional work and two minor incidents caused the period to be extended from May 27 to mid-June. On May 28, 1997, a start-up transformer at Waterford 3 failed due to an internal fault. A replacement transformer was located and is being shipped to Waterford 3, where certain plant configuration changes are being made to facilitate its installation. Re-starting of the plant after installation of the replacement transformer is currently scheduled for mid-July.

     In June 1995, the Louisiana Public Service Commission (the "LPSC") approved a Formula Rate Plan (the "FRP") for the Company for a period of two years. Under the FRP, the Company's earned return on equity ("ROE") is reviewed annually. The review considers the Company's performance during the previous calendar year in determining whether rates should be adjusted. The purpose of a FRP is to minimize the need for costly and lengthy rate proceedings and create an incentive to improve the efficiency of the Company's operations.
If the Company's earned ROE for the test year falls within a certain "band" above and below the LPSC's approved ROE midpoint for the Company (currently
11.2%, thereby setting the ROE band at 10.4% to 12.0%), no change is required in rates. If the earned ROE falls above or below the bandwidth, the Company's rates will be adjusted by an amount that reduces by 60% the difference between the earned ROE and the top or bottom of the band, as appropriate.

     The Company's May 30, 1997 FRP filing (based on test year 1996) showed the necessity to reduce rates by approximately $27.8 million.
Additionally, in order
to reflect certain Waterford 3 related items (property tax and termination of the phase-in plan) that are addressed outside the FRP, the filing showed the necessity to additionally reduce rates by approximately
$26.7 million. These two
reductions produce a total reduction of approximately $54.6 million to be implemented beginning with the first filing cycle of July
1997. The May 30
filing is the final filing in the two year period of the FRP. There has been no determination by the LPSC as to whether the FRP should be extended, modified or terminated.

                     CERTAIN TERMS OF THE COLLATERAL BONDS

     THE FOLLOWING DESCRIPTION OF CERTAIN TERMS OF THE
COLLATERAL BONDS OFFERED
HEREBY SUPPLEMENTS, AND SHOULD BE READ TOGETHER WITH, THE
STATEMENTS UNDER
"DESCRIPTION OF THE COLLATERAL BONDS AND THE INDENTURE" IN
THE ACCOMPANYING
PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS
SUPPLEMENT HAVE THE SAME
MEANINGS AS IN THE ACCOMPANYING PROSPECTUS.

INTEREST RATE, STATED MATURITY AND PAYMENT

     The Collateral Bonds will mature _________, _____, and will bear interest on the unpaid principal amount thereof from the date of issuance at the rate of
___% per annum. Such interest will be payable on January 2 and July 2 of each year, commencing January 2, 1998, to the Holders thereof at the close of business on the December 15 or June 15, as the case may be, next preceding such interest payment date (each, a "Regular Record Date").
(Supplemental
Indenture)

     The Collateral Bonds will be issued originally solely in book-entry form to
DTC or its nominee, Cede & Co., to be held in DTC's book-entry only system. So long as the Collateral Bonds are held in the book-entry only system, DTC (or a successor securities depositary) or its nominee will be the registered owner or holder of the Collateral Bonds for all purposes of the Indenture and of the
Collateral Bonds. (See " -- Book-Entry Only System" below.) Except as described under " -- Book-Entry Only System" below, Beneficial Owners (as defined below) of the Collateral Bonds will not have the right to have any
Collateral Bonds registered in their names and will not receive or have the right to receive physical delivery of certificates representing their ownership interests in the Collateral Bonds. For so long as any purchaser is the
Beneficial Owner of a Collateral Bond, such purchaser must maintain an account with a broker or dealer who is, or acts through, a DTC Participant (as defined below) to receive payment of the principal of and premium, if any, and interest on such Collateral Bond. The laws of some states may require that certain purchasers of securities take physical delivery of such securities. Such limits and laws may impair the ability to transfer beneficial interests in Collateral
Bonds.

     So long as the Collateral Bonds are held in the book-entry only system, the principal of and premium, if any, and interest on the Collateral Bonds will be paid through the facilities of DTC (or a successor securities depository). If the book-entry only system is discontinued, the principal of and premium, if any, and interest payable at maturity on the Collateral Bonds will be payable at the corporate trust office of any paying agent designated by Funding Corporation from time to time; and interest and Installment Payment Amounts (as defined below), other than such amounts payable at maturity or with respect to which there has been a default in payment, will be paid by check drawn upon the paying agent and mailed to the address of the person entitled thereto, as shown in the securities register on the Regular Record Date for such payments.

     Because the principal of each Collateral Bond will be subject to payment from time to time without surrender of, or notation on, the Collateral Bond, the unpaid principal amount of each Collateral Bond as reflected in the securities register maintained by the Trustee shall be controlling and binding on each
Holder with respect to the actual unpaid principal amount of a Collateral Bond as of any date. In any case where any redemption date, any Installment Payment
Date or the stated maturity of principal of or any installment of interest on any Collateral Bond, or any date on which any defaulted interest or principal is proposed to be paid, is not a business day, then (notwithstanding any other provision of the Indenture or such Collateral Bond) payment of interest and/or principal and premium, if any, shall be due and payable on the next succeeding business day with the same force and effect as if made on or at such nominal redemption date, stated maturity, Installment Payment Date or date on which the defaulted interest or principal is proposed to be paid, and no interest will accrue on the amount so payable for the period from and after such redemption date, stated maturity, Installment Payment Date or date for the payment of defaulted interest or principal, as the case may be. If there has been a default in the payment of interest or any Installment Payment Amount on any Collateral
Bond, such defaulted interest or principal may be payable to the Holder of such
Collateral Bond as of the close of business on a date selected by the Trustee which is not more than 15 days and not less than 10 days prior to the date proposed by Funding Corporation for payment of such defaulted interest or principal or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Collateral Bond may be listed, if the Trustee deems such manner of payment practicable. (Indenture,
Sections 1.13, 2.10 and 2.16)

PRINCIPAL INSTALLMENT PAYMENTS

     On each Installment Payment Date (set forth below), Funding Corporation will pay an installment of principal of each Collateral Bond equal (subject to adjustment as described below) in amount (an "Installment Payment Amount") to the Installment Payment Percentage (set forth below) for such Installment
Payment Date multiplied by the original principal amount of such Collateral
Bond.

      INSTALLMENT PAYMENT DATE
INSTALLMENT PAYMENT PERCENTAGE
-------------------------------------             ----------
--------------------


     Upon the occurrence of certain changes in Federal income tax rates or laws, the Company or the Owner Participant may cause the principal amounts of
Collateral Bonds to be paid in installments on the Installment Payment Dates and the stated maturity to be adjusted to match any adjustment made to the principal amortization and maturity schedules of the Pledged Lessor Bonds in connection with a recalculation of basic rent under one or more of the Leases, provided that such adjustments shall not increase or decrease the average life of the
Collateral Bonds (calculated in accordance with generally accepted financial practice from the date of initial issuance) by more than 6 months or extend the final maturity of the Collateral Bonds. The Trustee shall send by mail to each
Holder of affected Collateral Bonds at least 30 days before the first payment date with respect to which an adjustment is to be made, a revised payment schedule of principal amounts of Collateral Bonds.

     In the event there shall have been any partial redemption of the Collateral
Bonds (other than pursuant to principal installment payments), each Installment
Payment Amount for each Collateral Bond subsequent to such redemption shall be reduced by (i) in the case of a partial redemption as described under
"-- Redemption -- Optional Redemption," an amount equal to the amount obtained by multiplying such Installment Payment Amount as in effect prior to such redemption by a fraction of which the numerator shall be the aggregate principal amount of Collateral Bonds redeemed pursuant to such partial redemption, and the denominator shall be the aggregate unpaid principal amount of Collateral Bonds outstanding immediately prior to such redemption and (ii) in the case of a partial redemption as described under "-- Redemption -- Redemption upon Lease
Termination," an amount such that the aggregate of all principal installment payments to be made on the Collateral Bonds on the relevant Installment Payment
Date shall be equal to the amount of principal of the Pledged Lessor Bonds to be paid on such date under the remaining Lease Indentures, any such reduction to be made on a pro rata basis, as nearly as practicable, among the Holders of the
Collateral Bonds.

(Supplemental Indenture)

REDEMPTION

  REDEMPTION UPON LEASE TERMINATION

     If any Lease is to be terminated as described in the accompanying
Prospectus in "Description of the Leases -- Purchase Option for Significant
Expenditures", " -- Periodic Purchase Option" or " --
Termination for
Obsolescence" or in "Other Agreements -- Participation
Agreement", and all
Lessor Bonds issued under the related Lease Indenture are to be prepaid,
Collateral Bonds, equal in principal amount to the Pledged Lessor Bonds issued under such Lease Indenture, will be redeemed on the date on which such Pledged
Lessor Bonds are to be prepaid, at a redemption price of 100% of the unpaid principal amount thereof plus accrued interest, if any, to the redemption date, all subject, however, except in the case of a termination for obsolescence, to the right of the Company to assume such Pledged Lessor Bonds in which event there will be no redemption of Collateral Bonds as a consequence of such termination. (Indenture, Section 6.02, Supplemental Indenture)

  OPTIONAL REDEMPTION

     The Collateral Bonds will be subject to redemption, at the option of
Funding Corporation, in whole at any time or in part from time to time, at the redemption price of 100% of the unpaid principal amount of such Collateral Bonds to be so redeemed, plus accrued interest, if any, to the redemption date, plus, if such redemption is made prior to ________________, the Make-Whole Premium, if any.

     The Make-Whole Premium, if any, on the Collateral Bonds will be determined by an independent investment banking institution of national standing (the
"Investment Banker") selected by the Company or, if the Trustee does not receive notice of such appointment at least ten days prior to a scheduled redemption date or if any Lease Event of Default has occurred and is continuing, selected by the Owner Trustee. The Investment Bank will first determine the
Treasury Rate with respect to any redemption of Collateral
Bonds. The Treasury
Rate means, with respect to each Collateral Bond to be redeemed, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of
United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity of United
States Treasury securities maturing on the Average Life Date (as defined below) of such Collateral Bond, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities (A) one maturing as close as possible to, but earlier than, the
Average Life Date of such Collateral Bond and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Collateral Bond, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average
Life Date of such Collateral Bond is reported in the most recent H.15(519), as published in H.15(519)). "H.15(519)" means Statistical Release H.15(519),
Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System. The "most recent H.15(519)" means the latest H.15(519) which is published prior to the close of business on the third business day prior to the applicable redemption date. The Average Life
Date for any Collateral Bond to be redeemed shall be the date which follows the redemption date by a period equal to the Remaining Weighted Average Life (as defined below) of such Collateral Bond. The Remaining Weighted Average Life of such Collateral Bond with respect to the redemption of such Collateral Bond is the number of days equal to the quotient obtained by dividing (A) the sum of the products obtained by multiplying (1) the amount of each remaining principal payment on such Collateral Bond by (2) the number of days from and including the redemption date, to but excluding the scheduled payment date of such principal payment by (B) the unpaid principal amount of such Collateral Bond.

     To determine the Make-Whole Premium for any Collateral
Bond, the Investment
Banker then will determine, as of the third business day prior to the redemption date, the sum of the present values of all of the remaining scheduled payments of principal and interest from the redemption date to maturity on such
Collateral Bond computed on a semiannual basis by discounting such payments on each January 2 and July 2 (assuming a 360-day year consisting of twelve 30-day months) using such Treasury Rate. If the sum of these present values of the remaining payments as computed above exceeds the aggregate unpaid principal amount of the Collateral Bond to be redeemed plus any accrued but unpaid interest thereon, the difference will be payable as a premium upon redemption of such Collateral Bonds. If such sum is equal to or less than such principal amount plus accrued interest, there will be no premium payable with respect to such Collateral Bond.

  PROCEDURE FOR AND NOTICE OF REDEMPTION

     If fewer than all of the Collateral Bonds shall be called for redemption, the particular Collateral Bonds or portions thereof to be redeemed shall be selected by the Trustee in the principal amount designated by Funding
Corporation except as otherwise required by the Indenture by prorating, as nearly as practicable, the principal amount of such Collateral Bonds to be redeemed among the Holders of such Collateral Bonds. Any Collateral Bonds and portions of Collateral Bonds selected for redemption which are deemed to be paid in accordance with the provisions of the Indenture will cease to bear interest on the specified redemption date. Notice of redemption shall be given by mail not less than 20 nor more than 60 days prior to the date fixed for redemption to the Holders of Collateral Bonds to be redeemed (which, as long as the

Collateral Bonds are held in the book-entry only system, will be DTC (or its nominee) or a successor depository); provided, however, that failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Collateral Bonds as to which there shall have been no such failure or defect.

     With respect to notice of any redemption of the Collateral Bonds, such notice will state that such redemption will be conditional upon the receipt by the Trustee at or prior to the date fixed for such redemption of money sufficient to pay the principal of and premium, if any, and interest on such
Collateral Bonds. If such money is not so received, such notice will be of no force and effect, Funding Corporation will not redeem such Collateral Bonds and the Trustee will give notice, in the manner in which the notice of redemption was given, that such money was not so received, and such redemption is not required to be made.

(Indenture, Article Six; Supplemental Indenture; and form of
Collateral Bond)

BOOK-ENTRY ONLY SYSTEM

     DTC will act as securities depository for the Collateral Bonds. The
Collateral Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

     DTC is a limited-purpose trust company organized under the New York Banking
Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with
DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates.
Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants (as defined below) and by the New York Stock
Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants," and together with the Direct
Participants, the "Participants"). The rules applicable to DTC and its
Participants are on file with the SEC.

     Purchases of Collateral Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Collateral
Bonds on DTC's records. The ownership interest of each actual purchaser of each
Collateral Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Collateral Bonds are to be accomplished by entries made on the books of Participants acting on behalf of
Beneficial Owners and will be settled in same-day funds. Beneficial Owners will not receive certificates representing their ownership interests in the
Collateral Bonds except in the event that use of the book-entry system for the
Collateral Bonds is discontinued.

     To facilitate subsequent transfers, all Collateral
Bonds deposited by
Participants with DTC are registered in the name of DTC's partnership nominee,
Cede & Co. The deposit of the Collateral Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Collateral Bonds; DTC's records reflect only the identity of the Direct Participant to whose accounts such
Collateral Bonds are credited, which may or may not be the Beneficial Owners.
The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect
Participants, and by either
Direct or Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent by the
Trustee to Cede & Co. If less than all of the Collateral Bonds are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct
Participant in the Collateral Bonds to be redeemed in accordance with its procedures.

     Neither DTC nor Cede & Co. will consent or vote with respect to Collateral
Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the
Collateral Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the Collateral Bonds will be made to DTC. DTC's practice is to credit Direct
Participants' accounts
on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC, the
Company, Funding Corporation, the Underwriters or the
Trustee, subject to any
statutory or regulatory requirements as may be in effect from time to time.

     Payment of principal, premium, if any, and interest to DTC is the responsibility of the Trustee on behalf of Funding Corporation, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of
Participants. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed, Funding Corporation will issue to Beneficial Owners individual certificated Collateral Bonds representing their ownership interests in Collateral Bonds. In addition, the Company may at any time determine not to have any particular series of Collateral Bonds held in the book-entry only system and, in such event, Funding Corporation will issue to
Beneficial Owners individual certificated Collateral Bonds representing their ownership interests in such Collateral Bonds. In any such instance, a Beneficial
Owner will be entitled to have such certificated Collateral Bonds registered in its name. Individual certificated Collateral Bonds so issued will be issued as registered Collateral Bonds in denominations of $1,000 or any integral multiple thereof.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, including DTC, but none of the Company, Funding Corporation, the Underwriters or the Trustee takes responsibility for the accuracy or completeness thereof.

     None of the Company, the Trustee, Funding Corporation, the Underwriters or any agent for payment on or registration of transfer or exchange of the
Collateral Bonds will have any responsibility or liability for any aspect of the records relating to or payments made on account of interests of Beneficial
Owners of any Collateral Bond or for maintaining, supervising or reviewing any records relating to such interests.

                                USE OF PROCEEDS

     Proceeds from the issuance of the Collateral Bonds will be used to make loans to the Lessors, to be evidenced by the Pledged Lessor Bonds, in amounts sufficient, together with amounts made available to the Lessors by the Company as rent under the related Leases and by the Owner Participant as an additional investment to enable the Lessors to redeem the outstanding Initial Lessor Bonds and to pay certain costs and expenses incurred in connection with the
Refinancing.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting
Agreement among the
Company, Funding Corporation and the Underwriters, the Underwriters named below have severally agreed to purchase from Funding Corporation, and Funding
Corporation has agreed to sell to the Underwriters, severally, the respective principal amounts of the Collateral Bonds set forth below.

                                            PRINCIPAL
                                            AMOUNT OF
                NAME                    COLLATERAL BONDS
-------------------------------------   -----------------
Morgan Stanley & Co. Incorporated....     $
Citicorp Securities, Inc.............
                                        -----------------
     Total...........................     $ 307,632,000
                                        =================

     The Underwriting Agreement provides that the several obligations of the
Underwriters thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Collateral
Bonds if any are purchased; provided that the Underwriting
Agreement provides
that under certain circumstances involving a default of an Underwriter, less than all of the Collateral Bonds may be purchased.

     The Company has been advised by the several
Underwriters that the
Underwriters propose to offer the Collateral Bonds directly
to the public at the
public offering price set forth on the cover page of this
Prospectus Supplement
and to certain dealers at such price less a concession of
% of the principal
amount of the Collateral Bonds. The Underwriters may allow,
and such dealers may
re-allow, a concession not in excess of   % of the principal
amount of
Collateral Bonds to certain other dealers. After the initial public offering, the offering prices and other selling terms may be changed.

     The Underwriting Agreement provides that, subject to certain conditions, the Company will indemnify each Underwriter and its controlling persons against certain liabilities, including certain liabilities under the Securities Act of
1933, as amended, and will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company does not intend to apply for listing of the Collateral Bonds on a national securities exchange but has been advised by the Underwriters that the
Underwriters presently intend to make a market in the Collateral Bonds, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Collateral Bonds, and such market making may be discontinued at any time at the sole discretion of each
Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Collateral Bonds.

     In order to facilitate the offering of the Collateral
Bonds, the
Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Collateral Bonds. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the
Collateral Bonds for their own account. In addition, to cover overallotments or to stabilize the price of the Collateral Bonds, the Underwriters may bid for, and purchase, the Collateral Bonds in the open market.
Finally, the underwriting
syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Collateral Bonds in the offering, if the syndicate repurchases previously distributed Collateral Bonds in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Collateral
Bonds above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities any time.

     From time to time, the Underwriters and/or certain of their affiliates engage in transactions with or perform services for the Company in the ordinary course of business. In addition, an affiliate of Citicorp
Securities, Inc. is
the Owner Participant.

PROSPECTUS

                                  $322,526,000

                   Waterford 3 Secured Lease Obligation
Bonds

The Waterford 3 Secured Lease Obligation Bonds (the "Collateral Bonds") will be issued at one time or from time to time, in one or more series, at prices and on terms to be determined at the time of sale. The Collateral Bonds will be indirectly secured, as described herein, by liens on, and security interests in, certain ownership interests in, and by the Leases relating to, Unit No. 3
(nuclear) of the Waterford Steam Electric Generating Station ("Waterford 3") and will be payable solely from basic rentals and certain other amounts payable under such Leases by

                             Entergy Louisiana, Inc.

The Collateral Bonds will be issued by W3A Funding
Corporation ("Funding
Corporation"), a Delaware corporation created for the sole purpose of issuing the Collateral Bonds as described herein. Entergy Louisiana, Inc. (formerly
Louisiana Power & Light Company), a Louisiana corporation
(the "Company"), as
Lessee under each Lease, will be unconditionally obligated to make rental payments in amounts that will be at least sufficient to pay in full, when due, all scheduled payments of principal of and interest on the Collateral Bonds, although the Collateral Bonds will not be direct obligations of, or guaranteed by, the Company. This Prospectus is supplemented by a prospectus supplement (the
"Prospectus Supplement") which sets forth the designation, the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, redemption or installment payment provisions and other specific terms of the Collateral Bonds in respect of which this Prospectus is being delivered.

The Collateral Bonds will be secured by a pledge and assignment of certain nonrecourse Lessor Bonds (the "Pledged Lessor Bonds") issued by the Lessors under the Lease Indentures described herein. Each Pledged Lessor Bond will be secured by a lien on and security interest in the undivided ownership interest in Waterford 3 of the Lessor which has issued such Pledged Lessor Bonds and certain of the rights of such Lessor under its Lease with the Company, including the right to receive the basic rentals and certain other amounts payable by the
Company thereunder. (See "Security and Source of Payment for the Collateral
Bonds," "Description of the Collateral Bonds and the Indenture," "Description of the Lease Indentures" and "Description of the Leases.")

                     --------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY
                             IS A CRIMINAL OFFENSE.

The Collateral Bonds will be sold through Morgan Stanley &
Co. Incorporated and
Citicorp Securities, Inc. as set forth in the Prospectus
Supplement. The net
proceeds from the sale of the Collateral Bonds, and any applicable commissions or discounts, are set forth in the Prospectus Supplement.
This Prospectus may
not be used to consummate sales of the Collateral Bonds unless accompanied by the Prospectus Supplement.

MORGAN STANLEY DEAN WITTER
CITICORP SECURITIES, INC.

June 20, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange
Commission (the "SEC"). Such reports include information, as of particular dates, concerning the Company's directors and officers, their remuneration, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 500 West Madison
Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th floor, New York, New York 10048. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding the Company. The Company's series of 12.64%
Preferred Stock and 9.68% Preferred Stock are listed on the New York Stock
Exchange. Reports and other information concerning the Company can be inspected and copied at the office of such Exchange at 20 Broad Street, New York, New York
10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31,
1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March
31, 1997, each filed with the SEC pursuant to the Exchange Act, are incorporated in this Prospectus by reference. In addition, all documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents").

     Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed Incorporated
Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE
TO EACH PERSON,
INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS
PROSPECTUS HAS BEEN
DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH
PERSON, A COPY OF ANY OR
ALL OF THE INCORPORATED DOCUMENTS, OTHER THAN EXHIBITS TO
SUCH DOCUMENTS, UNLESS
SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE
THEREIN. REQUESTS
SHOULD BE DIRECTED TO CHRISTOPHER T. SCREEN, P.O. BOX 61000,
NEW ORLEANS,
LOUISIANA 70161, TELEPHONE NUMBER 504-576-4212. THE
INFORMATION RELATING TO THE
COMPANY CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING
PROSPECTUS SUPPLEMENT
DOES NOT PURPORT TO BE COMPREHENSIVE AND SHOULD BE READ
TOGETHER WITH THE
INFORMATION CONTAINED IN THE INCORPORATED DOCUMENTS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY
REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR, WITH
RESPECT TO ANY SERIES
OF THE COLLATERAL BONDS, THE PROSPECTUS SUPPLEMENT RELATING
THERETO, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS
HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER.
THIS PROSPECTUS AND
ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION
OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN
ANY JURISDICTION TO
ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH
JURISDICTION.

     NEITHER THE DELIVERY OF THIS PROSPECTUS AND A
PROSPECTUS SUPPLEMENT NOR ANY
SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT
THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE
THE DATE OF THAT
PROSPECTUS SUPPLEMENT.

                                  THE COMPANY

     Entergy Louisiana, Inc. (formerly Louisiana Power &
Light Company) was
incorporated under the laws of the State of Louisiana on October 15, 1974 and is the successor by merger to a predecessor Louisiana Power &
Light Company, which
was incorporated under the laws of the State of Florida in 1927. The merger became effective on February 28, 1975. The Company's principal executive offices are located at 639 Loyola Avenue, New Orleans, Louisiana
70113. Its telephone
number is (504) 576-4000.

     The Company is an electric public utility company with all of its operations in the State of Louisiana. All of the outstanding common stock of the
Company is owned by Entergy Corporation ("Entergy"), a Delaware corporation.
Entergy is a registered public utility holding company under the Public Utility
Holding Company Act of 1935, as amended. The Company,
Entergy Arkansas, Inc.,
Entergy Gulf States, Inc., Entergy Mississippi Inc. and
Entergy New Orleans,
Inc. are the principal operating electric utility subsidiaries of Entergy. Other
Entergy subsidiaries include System Energy Resources, Inc., a generating company, Entergy Services, Inc., a service company, Entergy Operations, Inc., a nuclear management services company, CitiPower Ltd., a retail electric distribution company servicing Melbourne, Australia and surrounding suburbs,
London Electricity plc, a retail electricity distribution company servicing
London, United Kingdom, Entergy Power, Inc., a wholesale power company, and
Entergy Enterprises, Inc., a non-utility company.

     The Company, Entergy Arkansas, Inc., Entergy
Mississippi Inc. and Entergy
New Orleans, Inc. own all of the capital stock of System
Fuels, Inc., a special
purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for certain Entergy subsidiaries, including the Company.

     The foregoing information relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents.

                                USE OF PROCEEDS

     Unless the accompanying Prospectus Supplement provides otherwise, the proceeds of the sale of the Collateral Bonds will be used to make loans to the
Lessors, to be evidenced by the Pledged Lessor Bonds, in amounts sufficient, together with amounts made available to the Lessors by the Company as rent under the related Leases and from amounts made available by the Owner Participant as an additional investment to enable the Lessors to redeem all the outstanding
Initial Lessor Bonds and to pay certain costs and expenses incurred in connection with the Refinancing.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The Company has calculated ratios of earnings to fixed charges pursuant to
Item 503 of SEC Regulation S-K as follows:

TWELVE MONTHS ENDED
                                        --------------------
--------------------------------

DECEMBER 31                   MARCH 31
                                        --------------------
--------------------    --------
                                        1992     1993
1994     1995     1996      1997
                                        ----     ----     --
--     ----     ----    --------
Ratio of Earnings to Fixed Charges...   2.79     3.06
2.91     3.18     3.16      3.04

                      THE TRANSACTIONS AND THE REFINANCING

     On September 28, 1989, the Company sold, for an aggregate purchase price of
$353,600,000, and leased back, on a long-term net lease basis, three undivided portions of its 100% ownership interest in Unit 3 in three substantially identical, but entirely separate, Transactions, each such Transaction being documented separately. Such Undivided Interests, which represent, in the aggregate, approximately a 10.5% interest in Unit 3 (which is equivalent on a cost basis to approximately a 9.3% interest in Waterford 3), were sold to First
National Bank of Commerce, New Orleans, Louisiana, as Owner Trustee under each of three separate trust agreements (each such agreement with an institutional investor as an Owner Participant) and as Lessor under each of three separate leases with the Company. Unit 3 excludes certain transmission, pollution control and other facilities included in
Waterford 3. At the end of the terms of the Leases and assuming the Company does not exercise any of its purchase options under any Lease, the Lessors, together, as owners of the Undivided Interests, will be entitled to approximately 10.5% of the capacity and energy produced by Waterford 3; prior to such time such capacity and energy remain available to the Company. After the term of a Lease, any person (including a Lessor) other than the Company which has possession of the related Undivided Interest would be required to compensate the Company for the use of certain of such excluded facilities, at such levels that the sum of such compensation (discounted to present value, where appropriate) and the fair market value of such Undivided Interest, as of the end of the term of such
Lease, would approximate the fair market value, determined as of such time, of an undivided ownership interest in Waterford 3 equal to such person's entitlement share of the capacity of Waterford 3.

     Approximately 87.7% of the aggregate consideration paid by the Lessors for their respective interests in Unit 3 was provided to the Lessors from the issuance and sale of the Waterford 3 Secured Lease Obligation Bonds (the
"Initial Lessor Bonds") in 1989. The balance of such consideration was contributed to the Lessors by the Owner Participant. As of May 31, 1997, the
outstanding Initial Lessor Bonds consist of (i) $73,344,000 aggregate principal amount of 10.30% Series A due January 2, 2005, $36,674,000 aggregate principal amount of 10.30% Series B due January 2, 2005 and $19,656,000 aggregate principal amount of 10.30% Series C due January 2, 2005, and
(ii) $95,896,000
aggregate principal amount of 10.67% Series A due January 2, 2017, $47,949,000 aggregate principal amount of 10.67% Series B due January 2, 2017 and
$25,700,000 aggregate principal amount of 10.67% Series C due January 2, 2017.

     The Company has determined, in light of prevailing economic and financial circumstances, to exercise its option pursuant to the Participation Agreements to request the respective Lessors to refinance the Initial Lessor Bonds which are currently outstanding (the "Refinancing"). The Lessors will obtain the funds required to redeem the Initial Lessor Bonds and to pay related expenses from non-recourse borrowings by them from Funding Corporation and from rent payments that the Company has agreed to make under the Leases with such Lessors and from amounts made available from the Owner Participant as an additional investment. The loans by Funding Corporation to each Lessor will be evidenced by one or more new series of Lessor Bonds (the "Pledged Lessor Bonds") issued by such Lessor to Funding Corporation under the related Lease Indenture. The
Pledged Lessor Bonds of each Lessor will be secured by, among other things, the basic rentals and certain other payments which the Company is obligated to make under the relevant Lease. Funding Corporation will obtain the funds to enable it to make the loans to the Lessors through the offer and sale of the Collateral
Bonds. (See "Security and Source of Payment for the
Collateral Bonds" and
"Use of Proceeds.")

         FLOW OF FUNDS FOR DEBT SERVICE PAYMENTS ON THE
COLLATERAL BONDS

      ENTERGY LOUISIANA, INC.
             (LESSEE)
                 |      Rental Payments Due
                 |      Under the Leases
                 |      (Assigned by the
                \ /     Owner Trustees)
                 |
               LEASE
             INDENTURE ----------------------------------|
             TRUSTEES                                    |
                 |       Debt Service for                |
                 |       the Pledged Lessor              |
                 |       Bonds                           |
                \ /                                      |
Rental Payments
                 |                                       |
in Excess of
 TRUSTEE FOR THE COLLATERAL BONDS                        |
Debt Service
(ISSUED BY W3A FUNDING CORPORATION)                      |
                 |                                       |
                 |       Debt Service for               \ /
                 |       the Collateral Bonds            |
                \ /                                    OWNER
                 |
TRUSTEES
      COLLATERAL BONDHOLDERS
(LESSORS)
                                                         |
                                                         |
Rental Payments
                                                         |
in Excess of
                                                        \ /
Debt Service
                                                         |
                                                       OWNER

PARTICIPANT

         See "Security and Source of Payment for the Collateral Bonds."

            SECURITY AND SOURCE OF PAYMENT FOR THE
COLLATERAL BONDS

     Concurrently with the initial authentication and delivery of the Collateral
Bonds of each series, Funding Corporation will cause to be delivered to the
Trustee Pledged Lessor Bonds (a) issued as separate series under the Lease
Indentures, (b) payable as to principal on such dates and in such amounts that on the stated maturity of principal and each sinking fund redemption date or principal installment payment date of such Collateral Bonds there shall be payable on the Pledged Lessor Bonds an amount in respect of principal equal to the principal amount of such Collateral Bonds then to mature or to be payable in installments of principal or be redeemed, (c) bearing interest at the same rate and payable at the same times as the corresponding Collateral Bonds of such series, (d) containing provisions for redemption, including redemption premiums, correlative to the provisions for redemption (other than pursuant to a sinking fund) of the corresponding Collateral Bonds of such series and (e) registered in the name of the Trustee. (Indenture, Section 2.03)

     The Pledged Lessor Bonds, which will be without recourse to the general credit of the related Owner Trustee and the Owner Participant and will not be direct obligations of, or guaranteed by, the Company, will be payable from and secured by, among other things, a lien on and security interest in the related
Undivided Interest, and, subject to certain exceptions, the rights of the Owner
Trustee under the related Lease, including the right to receive all basic rentals and certain other payments to be made by the Company (subject in each case to certain permitted liens). Excluded from the Lease Indenture Estate are any and all Excepted Payments and certain other rights. The Leases provide that basic rent payments to be made by the Company be calculated in such amounts as will be sufficient to provide for the payment, when due, of scheduled payments of principal of and interest on all of the related Lessor Bonds. (See
"Description of the Leases -- Term and Rentals.") Each Lease is a net lease pursuant to which the Company will be unconditionally obligated to make all payments thereunder. (See "Description of the Leases -- Net Lease.") If a
Lease Event of Default shall have occurred and be continuing under any Lease, remedies under such Lease may be exercised as described in "Description of the
Leases -- Remedies."

     If a Lease Indenture Event of Default shall have occurred and be continuing, remedies may be exercised as described under "Description of the
Lease Indentures -- Notice; Waiver; Acceleration and
Remedies." If a Lease
Indenture Event of Default shall have occurred and be continuing at a time when there shall not have occurred and be continuing a Lease
Event of Default under
the related Lease, the exercise of such remedies may not disturb the Company's quiet use and possession of the related Undivided Interest or require prepayment of basic rent, Casualty Value or Special Casualty Value under such Lease.

     In certain instances, the Company, or the Company and an Affiliate thereof jointly, may elect or may be required to assume the obligations of the Owner
Trustee under the related Lease Indenture and on all or a portion of the related
Lessor Bonds (see "Description of the Lease Indentures --
Assumption by the
Company"). Upon such an assumption, the Owner Trustee would be released from its obligations under such Lease Indenture and on the related Lessor Bonds. In such case, the Holders of such Lessor Bonds would retain the benefit under the related Lease Indenture of the lien on and security interest in the related
Undivided Interest, and the obligation to make payments on such Lessor Bonds would become a direct obligation of the Company, or the Company and an Affiliate thereof, as the case may be.

     Subject to certain conditions, additional Collateral
Bonds may be issued
under the Indenture (a) for the purpose of redeeming all or any part of any series of Collateral Bonds previously issued under such Indenture, including the
Collateral Bonds issued in connection with the Refinancing, and of providing funds for the payment of certain expenses incurred in connection with the issuance of such additional Collateral Bonds and (b) to provide funds for all or a portion of certain alterations, modifications, additions or capital improvements to Unit 3, subject to certain limitations. All additional
Collateral Bonds issued under the Indenture will be secured equally, together with the Collateral Bonds issued in connection with the Refinancing, by all
Lessor Bonds pledged by Funding Corporation to the Trustee.

     The Company has issued a series of first mortgage bonds under its first mortgage bond indenture to secure the payment to the Owner Participant of the equity portion of amounts payable by the Company under the respective Leases and other transaction documents. If prior to maturity of such first mortgage bonds, there shall have occurred an Event of Loss, Deemed Loss Event, Financial
Event or Lease Event of Default in respect of which the Lessee shall be obligated to prepay all or any portion of the principal of the promissory note which was issued by the Company to the Owner Participant as a condition to the issuance of the Initial Lessor Bonds, then such first mortgage bonds shall be redeemed, on the date such prepayment is to be made, in a principal amount equal to the portion of the principal of the promissory note then to be prepaid.
Neither the holders of the Lessor Bonds (including the Trustee, as holder of the
Pledged Lessor Bonds) nor the Holders of the Collateral Bonds are entitled to the benefit of any such financial support. (See "Other Agreements -- Participation Agreement.")

     If the Company were to enter into bankruptcy or reorganization proceedings, the Company or its bankruptcy trustee could reject any Lease. In such event, there could be no assurance that the amount of any claim for damages under such
Lease would be allowed in amounts sufficient to provide for the repayment of the related Collateral Bonds. Under Section 502(b)(6) of the United States
Bankruptcy Code, as amended, a claim by a lessor for damages resulting from the rejection of a lease of real property in connection with bankruptcy proceedings affecting the lessee may be limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of 1 year or 15 percent
(but not more than 3 years) of the remaining term of the lease, plus rent already due but unpaid. Although there can be no assurances, Louisiana counsel to the Company believes that it is likely that a bankruptcy court would find much of the property covered by the Leases to be real property. If such property were held to constitute personal property, the above limitation would not apply.
In any case, rejection of any Lease by the Company or its bankruptcy trustee would not deprive the related Lease Indenture Trustee of its lien on and security interest in the related Undivided Interest. Rejection of any Lease would deprive the Company of the benefit of the related Undivided Interest and any revenues which could be derived from the sale of the output thereof.

     If the Owner Participant or any Lessor becomes subject to bankruptcy or reorganization proceedings and, by reason of such proceedings, the Owner
Participant or any Lessor is held to have recourse liability to the Holder of any Lessor Bond or the related Lease Indenture Trustee, and such Holder or the related Lease Indenture Trustee actually receives payment on account of such recourse liability, such Holder or the Lease Indenture Trustee, as the case may be, is required to promptly refund to the Owner Participant or any Lessor, as appropriate, any amount of such payment which exceeds the amount which would have been received on or prior to the date of such payment by such Holder or the
Lease Indenture Trustee if the Owner Participant or the Lessor had not become subject to such recourse liability. (Participation Agreement, Section 20(f))

     For further information with respect to the source of payment for the
Collateral Bonds, the Indenture and the Lease Indentures relating to the Lessor
Bonds, see "Description of the Collateral Bonds and the Indenture" and
"Description of the Lease Indentures."

                            W3A FUNDING CORPORATION

     Funding Corporation was incorporated under the laws of the state of
Delaware for the purpose of facilitating the Refinancing and has only nominal equity capital. The only business of Funding Corporation will be the issuance and sale of the Collateral Bonds and the lending of the proceeds therefrom. (See
"Use of Proceeds.") Funding Corporation may (but is not required to) make loans in connection with any significant capital improvements which may be installed at Unit 3 from time to time. The assets of Funding Corporation will consist of any Lessor Bonds issued by the Lessors to Funding Corporation from time to time and $1,000 in cash, representing the equity capital contributed by its sole shareholder, NCR Holding, Inc., which is a wholly-owned subsidiary of
NCR Corporate Research, Ltd. None of the Company, any Lessor or the Owner
Participant holds any ownership interest in Funding
Corporation, NCR Holding,
Inc. or NCR Corporate Research, Ltd., and no person affiliated with the Company, any Lessor or the Owner Participant is an officer, director or employee of any such entity.

             DESCRIPTION OF THE COLLATERAL BONDS AND THE
INDENTURE

     The statements contained under this caption are intended to briefly summarize the Collateral Bonds; they do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this
Prospectus is a part. A Prospectus Supplement will describe the following terms of the series of Collateral Bonds to be issued: (1) the designation of each series of the Collateral Bonds; (2) the aggregate principal amount of each series; (3) the date on which each series will mature; (4) the rate at which each series will bear interest and the date from which such interest accrues;
(5) the dates on which interest will be payable; and (6) the prices, terms and conditions upon which each series may be redeemed by the Company prior to maturity or upon which installment payments of principal will become due and payable.

GENERAL

     The Collateral Bonds are to be issued under the Collateral Trust Indenture
(the "Indenture") among Funding Corporation, the Company and
Bankers Trust
Company, as Trustee, as supplemented by one or more
Supplemental Indentures,
among such parties.

     Unless otherwise indicated in a Prospectus Supplement, the Collateral Bonds will be issued in fully registered form without coupons in denominations of
$1,000 or any integral multiple thereof. Collateral Bonds may be surrendered for registration of transfer or exchange for Collateral Bonds of the same series and maturity at the corporate trust office of Bankers Trust Company, registrar and paying agent for the Collateral Bonds, in New York, New York. The Trustee shall not be required to register the transfer or exchange of any Collateral Bonds called for redemption or during a period of 15 days preceding a mailing of notice of redemption. No service charge will be required of any Bondholder participating in any transfer or exchange of Collateral Bonds in respect of such transfer or exchange, but, with certain exceptions, payment may be required of any tax or other governmental charges that may be imposed in connection therewith. (Indenture, Sections 2.05 and 2.08)

ADDITIONAL SECURITIES

     The Indenture provides that the aggregate principal amount of Securities
(including the Collateral Bonds) which may be issued thereunder is unlimited, provided that at least an equal aggregate principal amount of Lessor Bonds must be pledged as security under the Indenture in support of the payment of such
Securities. A separate Supplemental Indenture will be entered into among Funding
Corporation, the Company and the Trustee establishing the designation, interest rate, sinking fund, installment payments of principal and redemption provisions, if any, and other specific terms of any particular series of Securities.
(Indenture, Section 2.03) Any additional series of Securities will be secured pari passu with the Collateral Bonds by the Pledged Lessor Bonds. (Indenture,
Granting Clauses)

MERGER, CONSOLIDATION AND TRANSFER OF ASSETS BY FUNDING
CORPORATION

     The certificate of incorporation of Funding Corporation
provides that
Funding Corporation will not (a) dissolve or liquidate, in
whole or in part, or
(b) merge into or consolidate with, or sell all or any part
of its assets to,
any person, firm, corporation, partnership or other entity
unless the acquiring
entity or the surviving corporation, as the case may be, has a certificate of
incorporation containing provisions identical to those of
Funding Corporation's
certificate of incorporation restricting the nature of its
business and purposes
and its ability to take certain action and, in the case of a sale of assets, the
acquiring entity shall have assumed all the liabilities and
obligations of
Funding Corporation. In addition, Funding Corporation has
agreed in the
Indenture that it will not amend those provisions of its
certificate of
incorporation that restrict the nature of its business,
purposes and activities
and that provide for its capitalization. (Indenture, Section
5.08)

EVENTS OF DEFAULT

     The following will be Events of Default under the
Indenture:

          (a) failure to pay any interest on any Security when it becomes due and payable, and the continuation of such failure for a period of 10 days;
     or

          (b) failure to pay any principal of or premium, if any, on any
     Security when it becomes due and payable, whether at its stated maturity of principal, on any applicable redemption date or any principal installment payment date or at any other time, and the continuation of such failure for a period of 10 days; or

          (c) failure on the part of either Funding
Corporation or the Company
     to perform or observe any covenant or agreement in the Indenture to be performed or observed by it, and the continuation of such failure for a period of 30 days after notice has been given to Funding Corporation or the
     Company, as the case may be, by the Trustee, or to the Company or Funding
     Corporation, as the case may be, and the Trustee by the Holders of at least
     25% in principal amount of the outstanding Securities, specifying such failure and requiring it to be remedied and stating that such notice is a
     "Notice of Default" under the Indenture; provided, however, that the continuation of such failure for a period of 30 days or more after such notice has been so given (but in no event for a period which is greater than one year after such notice has been given) shall not constitute an
     Event of Default if (i) such failure can be remedied but cannot be remedied within such 30 days; (ii) the Company or Funding
Corporation, as the case
     may be, is diligent in pursuing a remedy of such failure and (iii) such failure does not impair in any respect the lien and security interest created by the Indenture; or

          (d) the occurrence of any Lease Indenture Event of Default; or

          (e) the entry of a decree or order by a court having jurisdiction in the premises adjudging Funding Corporation a bankrupt or insolvent or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Funding
Corporation under the
     U.S. Bankruptcy Code or any other applicable federal or state law or law of the District of Columbia, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Funding Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuation of any such decree or order unstayed and in effect for a period of 75 consecutive days; or

          (f) the institution by Funding Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the institution of bankruptcy of insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the
     United States Bankruptcy Code or any other applicable federal or state law or law of the District of Columbia, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Funding Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Funding Corporation in furtherance of any such action.

(Indenture, Section 8.01)

     The Company and Funding Corporation must file an annual certificate with the Trustee as to compliance with the provisions of the Indenture. (Indenture,
Section 5.09)

     Funding Corporation has agreed in the Indenture that it will not take certain corporate action which could result in its being declared bankrupt or insolvent. (Indenture, Section 5.08) The Company, the Lessors, the Owner
Participant and the Lease Indenture Trustees have each agreed in the
Participation Agreements that none of them will file, or join in the filing of, a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of Funding Corporation prior to the 181st day following the payment in full of the Collateral Bonds and discharge of the Indenture. Notwithstanding the foregoing, the Participation Agreement does not prohibit any such party from participating in any such action instituted by any other person. (Participation
Agreement, Sections 6(b), 7(b), 8(b) and 9(b))

ACCELERATION AND REMEDIES

     Upon the occurrence and continuance of an Event of Default, (i) if such
Event of Default is of the type specified in clause (a),
(b), (c), (e) or (f) of
the first paragraph under "Events of Default" above, the Trustee may and, upon the direction of the Holders of not less than a majority in principal amount of the Securities outstanding the Trustee shall, and (ii) if such Event of Default is of the type specified in clause (d) of the first paragraph under "Events of
Default" above (including without limitation a Lease Event of Default which has resulted in a default of the type specified in clause (a) or
(b) of such
paragraph) under circumstances in which there has been an acceleration of a maturity of the related Pledged Lessor Bonds, the Trustee shall, declare all the
Securities to be immediately due and payable; provided that no such declaration will be made (and the Trustee will not take action to sell any property pledged to it under the Indenture or to institute proceedings for payment on any
Securities or Pledged Lessor Bonds) in the case of a payment default of the type specified in clause (a) or (b) of such paragraph which resulted directly from a failure by the Company to make any payment of rent under a Lease until such time as the Lessor under such Lease has been given the opportunity to exercise its rights, if any, to cure such default under the related Lease Indenture. (See
"Description of the Lease Indentures -- Rights of Lessor to
Cure and Purchase
Lessor Bonds.") (Indenture, Section 8.02)

     In addition, upon the occurrence of a Lease Indenture
Event of Default,
Lease Indenture Default, Event of Loss, Deemed Loss Event or Financial Event, if an officer of the Trustee has actual knowledge thereof, the Trustee will give notice to all Holders of such fact in accordance with the provisions of the
Indenture and thereafter each Holder will have the right to direct the Trustee, as the holder of the Pledged Lessor Bonds issued under such Lease Indenture, to vote the principal amount of such Pledged Lessor Bonds in proportion to the principal amount of Securities owned by such Holder, or to direct the related
Lease Indenture Trustee to take such action, or refrain from taking such action, as it is permitted to take under the terms of the related Lease Indenture. Under each Lease Indenture, directions given to the Lease Indenture Trustee as described in the preceding sentence will be dictated by (x) in the case of a
Lease Indenture Event of Default or a Lease Indenture Default, the holders of no less than a majority in aggregate principal amount of the outstanding Lessor
Bonds of all series (considered as one class) and (y) in the case of an Event of
Loss, Deemed Loss Event or Financial Event, the holders of not less than 5% in aggregate principal amount of the outstanding Lessor Bonds of all series
(considered as one class), which, in either case, will mean, until such time, if any, as additional Lessor Bonds are issued under such Lease Indenture, the
Holders of not less than a majority or 5% respectively in aggregate principal amount of the Collateral Bonds outstanding as a result of the pass-through voting mechanism described above. (Indenture, Section 3.03; Lease Indenture,
Sections 2.16 and 7.07)

     With certain exceptions, the request of the Holders of not less than a majority in aggregate principal amount of Securities outstanding will be necessary to require the Trustee to exercise any remedy under the Indenture.
(Indenture, Section 8.07) The Trustee will be entitled to receive reasonable indemnity and under certain circumstances is not required to act. (Indenture,
Section 9.03) In addition, no Holder shall have any right to pursue any remedy under the Indenture unless the Trustee shall have been given written notice of an Event of Default, the Holders of at least 25% in principal amount of all
Securities then outstanding shall have requested the Trustee to pursue a remedy, the Trustee shall have been offered satisfactory indemnity, the Trustee shall have failed to comply with such request within 60 days after receipt of such request and the Trustee shall not have received during such 60 day period any direction inconsistent with such request from Holders of a majority in principal amount of outstanding Securities. (Indenture, Section 8.09)

VOTING OF LESSOR BONDS

     The Trustee, as holder of the Pledged Lessor Bonds, will have the right to vote and give consents and waivers in respect of such Pledged Lessor Bonds and the Lease Indentures only as described below. The Holders of the Securities may instruct the Trustee as to action by the Trustee, as holder of the Pledged

Lessor Bonds, under any Lease Indenture, including the voting of Pledged Lessor
Bonds. Upon receiving from Holders any directions as to the taking of any action, including the voting of any Pledged Lessor Bond, the Trustee shall specify to the related Lease Indenture Trustee the principal amount of the
Pledged Lessor Bonds which is in favor of the action or vote, the principal amount of the Pledged Lessor Bonds which is opposed to the action or vote and the principal amount of the Pledged Lessor Bonds which is not taking any position as to the action or vote. Such principal amounts shall be determined by allocating to the total principal amounts of the Pledged Lessor Bonds with respect to which direction is to be given the proportionate principal amount of
Securities taking corresponding positions or not taking any position, based on the aggregate principal amount of outstanding Securities. (Indenture, Section
3.03) Because the Lease Indentures permit additional Lessor Bonds to be issued and secured thereunder, and do not require that such additional Lessor Bonds be issued only to Funding Corporation, it is possible that at some future time the
Pledged Lessor Bonds would not constitute a majority of the Lessor Bonds issued and outstanding under the Lease Indentures. (See "Description of the Lease
Indentures -- Additional Lessor Bonds.")

SUPPLEMENTAL INDENTURE

     Without the consent of the Holders of any Securities, Funding Corporation, the Company and the Trustee may enter into supplemental indentures for the following purposes:

          (a) to establish the form and terms of any series of Securities;

          (b) to evidence the succession of another corporation to the Company, and the assumption by any such successor of the covenants of the Company contained in the Indenture, or to evidence the succession of another corporation to Funding Corporation, and the assumption by any such successor of the covenants of Funding Corporation contained in the
     Indenture and in the Securities;

          (c) to evidence the succession of a new trustee or the appointment of a co-trustee or a separate trustee under the Indenture;

          (d) to add to the covenants of Funding Corporation or of the Company, for the benefit of the Holders of the Securities, or to evidence the surrender of any right or power conferred in the Indenture upon Funding
     Corporation or the Company;

          (e) to convey, transfer and assign to the Trustee, and to subject to the lien of the Indenture, additional Pledged Lessor
Bonds or additional
     properties or assets, and to correct or amplify the description of any property at any time subject to the lien of the Indenture or to assure, convey and confirm unto the Trustee any property subject or required to be subject to the lien of the Indenture;

          (f) to permit or facilitate the issuance of Securities in
     uncertificated form;

          (g) to change or eliminate any provision of the Indenture; provided, however, that if such change or elimination will adversely affect the interests of the Holders of Securities of any series, such change or elimination will become effective with respect to such series only when no
     Security of such series remains outstanding; or

          (h) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interest of the Holders of the Securities in any material respect.

     Without limiting the generality of the foregoing, if the Trust Indenture
Act of 1939, as amended (the "Trust Indenture Act"), as in effect at the date of the execution and delivery of the Indenture or at any time thereafter shall be amended and

          (x) if any such amendment shall require one or more changes to any provisions of the Indenture or the inclusion in the Indenture of any additional provisions, or shall by operation of law be deemed to effect such changes or incorporate such provisions by reference or otherwise, or

          (y) if any such amendment shall permit one or more changes to, or the elimination of, any provisions of the Indenture which, at the date of the execution and delivery of the Indenture or at any time thereafter, are required by the Trust Indenture
Act to be contained in
     the Indenture or are contained in the Indenture to reflect any provisions of the Trust Indenture Act as in effect on such date,

the Indenture shall be deemed to have been amended to conform to such amendment to the Trust Indenture Act or to effect such changes or elimination, and Funding
Corporation, the Company and the Trustee may, without the consent of any
Holders, enter into a supplemental indenture to evidence such amendment.
(Indenture, Section 11.01)

     With the consent of the Holders of not less than a majority in aggregate principal amount of all Securities then outstanding considered as one class,
Funding Corporation, the Company and the Trustee may enter into supplemental indentures for any purpose; provided that if there is more than one series of
Securities outstanding and if a proposed supplemental indenture directly affects the Holders of at least one, but not all, of such series, then only the consent of a majority in aggregate principal amount of the Holders of the directly affected series of Securities will be required; and provided, further, that without the consent of the Holders of all the Securities then outstanding directly affected thereby no such supplemental indenture may:

          (a) change the stated maturity of the principal of, or any installment of interest on, or the maturity date of any installment of principal of, or the dates or circumstances of payment of premium, if any, on any Security or reduce the principal amount of, or the interest on, or any premiums payable upon any redemption of, any Security or change the place of payment where, or the coin or currency in which, any Security or the premium, if any, or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment of principal or interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or such payment of premium, if any, on or after the date such premium becomes due and payable or change the dates or amounts of payments to be made through the operation of a sinking fund (if any) or through installment payments of principal (if
any) in respect of
     such Securities;

          (b) permit the creation of any lien prior or, except with respect to additional Securities issued in accordance with the Indenture, equal to the lien of the Indenture with respect to any of the Pledged Lessor Bonds, terminate the lien of the Indenture on the Pledged
Lessor Bonds (except as
     permitted by the Indenture) or deprive any Holder of the security afforded by the Indenture;

          (c) reduce the percentage in principal amount of the Securities the consent of whose Holders is required for any supplemental indenture or the consent of whose Holders is required for any waiver provided for in the
     Indenture or reduce the requirements of the Indenture relating to (1) a quorum for meetings of Holders or (2) action taken by Holders pursuant to the Indenture at meetings thereof; or

          (d) modify any of the above provisions or the provisions of the
     Indenture dealing with waivers of past defaults, except to increase the percentage of the Holders whose consent is required for certain action or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holders affected thereby.

(Indenture, Section 11.02)

     Without the consent of the Holders of any Securities, the Trustee may join in the execution of amendments of or supplements to, or waivers of the provisions of, any Participation Agreement. (Indenture, Section 11.08)

DEFEASANCE

     Securities of any series, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of the Indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the Indenture), and the entire indebtedness of Funding Corporation in respect thereof will be deemed to have been satisfied and discharged, if (a) there shall have been irrevocably deposited with the
Trustee, in trust, money in an amount which will be sufficient to pay when due the principal of and premium, if any, and interest due and to become due on such
Securities or portions thereof on and prior to the stated maturity of principal or redemption date or (b) the

Pledged Lessor Bonds of the corresponding series are deemed to have been paid in accordance with the defeasance provisions of the Lease
Indenture or Lease
Indentures under which such Pledged Lessor Bonds were issued; provided, however, that such Securities will not be deemed to have been satisfied and discharged unless, among other things, there has been delivered to the Indenture Trustee an opinion of counsel to the effect that such satisfaction and discharge shall not be deemed to be, or result in, a taxable event with respect to the Holders of such Securities for purposes of federal income taxation, except that no such opinion of counsel need be delivered if the Indenture
Trustee shall have
received documentary evidence that each Holder of such Securities either is not subject to, or is exempt from, federal income taxation.
(Indenture, Section
12.01) (See also "Description of the Lease Indentures --
Defeasance.")

THE TRUSTEE

     Bankers Trust Company will act as Trustee under the Indenture. As of the date of the issuance of the Collateral Bonds, Bankers Trust
Company will also be
Lease Indenture Trustee under each of the Lease Indentures entered into in connection with the Transactions.

                      DESCRIPTION OF THE LEASE INDENTURES

     The statements made under this caption are intended to summarize the Lease
Indentures as they relate to the Lessor Bonds; they do not purport to be complete and are qualified in their entirety by reference to the Lease
Indentures, copies of which have been filed as exhibits to the Registration
Statement of which this Prospectus is a part. Each Lease Indenture is an entirely separate indenture but contains substantially the same terms and provisions as each other Lease Indenture. Unless the context requires otherwise, in the following summary references to the Lease Indenture, the Lease Indenture
Estate, the Lease, the Lessor, the Owner Participant, the
Owner Trustee, the
Lessor Bonds and the Pledged Lessor Bonds relate to each Lease Indenture.

GENERAL

     Lessor Bonds (including the Initial Lessor Bonds,
Pledged Lessor Bonds and
other Lessor Bonds) may be issued under the Lease
Indentures. The Pledged Lessor
Bonds will, at the direction of Funding Corporation, be pledged and assigned to the Trustee for the benefit of the Holders of the Securities
(including the
Collateral Bonds).

LEASE INDENTURE EVENTS OF DEFAULT

     The following are Lease Indenture Events of Default:

          (a) any Lease Event of Default described in the following clauses of the first paragraph in "Description of the Leases --
Lease Events of
     Default": (i) clause (a)(x), except a failure of the Company to pay an amount which constitutes an Excepted Payment or except in the case of a default in the payment of Casualty Value, Special
Casualty Value, or the
     payment of the equity portion of Casualty Value or Special Casualty Value, where the Owner Trustee has not rescinded or terminated the Lease or (ii)
     clause (e) or (g);

          (b) the rescission or termination of, or the taking of action by the
     Owner Trustee or the Owner Participant, the effect of which would be to rescind or terminate, the Lease;

          (c) the exercise by the Owner Trustee or the Owner
Participant of
     certain remedies under the Lease, as a result of which the Company would be obligated to pay liquidated damages, prior to the occurrence of any of the events set forth in clause (b) above;

          (d) any assignment, sublease or transfer by the Company of the Lease and the other transaction documents in violation of the terms thereof;

          (e) breach by the Company of the provisions of the related
     Participation Agreement relating to the maintenance of its corporate existence and relating to a merger by the Company into or consolidation of the Company with another entity or the sale or transfer of all or substantially all of the Company's assets by the Company (see "Other
     Agreements -- Participation Agreement");

          (f)(x) failure by the Owner Trustee to make any payment in respect of the principal of or premium, if any, or interest on the Lessor Bonds within five business days after the same shall have become due
(other than by
     virtue of any failure by the Company to make any payment of rent therefor);
     or (y) following the actual receipt by the Owner
Participant of proceeds of
     a partial draw upon a letter of credit in excess of the amounts due to the
     Owner Participant at the time of such partial draw, failure of such Owner
     Participant to cause such excess proceeds to be delivered to the Lease
     Indenture Trustee within five business days after the actual receipt of such proceeds;

          (g)(x) failure by the Owner Trustee to perform or observe any covenant or agreement in the Lease Indenture to be performed or observed by it
     (other than any failure by the Owner Trustee to pay or cause to be paid any payment of the principal of or premium, if any, or interest on the Lessor
     Bonds when due), or (y) failure by the Owner
Participant to observe its
     covenant in the Participation Agreement not to create certain liens on the
     Lease Indenture Estate or the trust estate and, in either case, the continuation of such failure for a period of 30 days after notice thereof has been given to the Owner Trustee, the Owner
Participant and the Company
     by the Lease Indenture Trustee or to the Lease
Indenture Trustee, the
     Company, the Owner Trustee and the Owner Participant by the Holders of at
     least 25% in aggregate principal amount of the outstanding Lessor Bonds of all series, considered as one class; provided, however, that the continuation of such failure for a period of 30 days or more after such notice has been so given (but in no event for a period which is greater than one year after such notice has been given) shall not constitute a
     Lease Indenture Event of Default if (i) such failure can be remedied but cannot be remedied within such 30 days, (ii) the Owner
Trustee or the Owner
     Participant, as the case may be, is diligently pursuing a remedy of such failure and (iii) such failure does not impair in any material respect the mortgage and security interest created by the Lease
Indenture;

          (h) any representation or warranty made by the Owner Trustee in the
     Participation Agreement, or any representation or warranty made by the
     Owner Participant in the Participation Agreement concerning liens against the trust estate or the Lease Indenture Estate as a result of claims against the Owner Participant unrelated to the Transactions shall prove to have been incorrect in any material respect when such representation or warranty was made or given and remains materially incorrect at the time of discovery; provided, however, that such failure of such representation or warranty to be correct shall not constitute a Lease
Indenture Event of
     Default if (i) the facts or circumstances making such representation or warranty incorrect can be remedied or changed so that such representation or warranty will henceforth be correct in all material respects, (ii) the
     Owner Trustee or the Owner Participant, as the case may be, is diligently pursuing such a remedy or change, (iii) such remedy or change is, in fact, accomplished within a period of one year from the time that the Owner
     Trustee or the Owner Participant, as the case may be, has been notified of such misrepresentation or breach of warranty and (iv) such facts or circumstances do not impair in any material respect the mortgage and security interest created by the Lease Indenture;

          (i)(x) the Owner Trustee shall file any petition for dissolution or liquidation of the trust created by the trust agreement or shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or subsequently in effect, or the Owner Trustee shall have consented to the entry of an order for relief with respect to the trust in an involuntary case under any such law, or a receiver, custodian or trustee
     (or other similar official) shall be appointed for the Owner Trustee or shall take possession of any substantial part of its property (other than at the instance of the Lease Indenture Trustee or the Holders of Lessor
     Bonds), or the Owner Trustee shall make a general assignment for the benefit of the trust's creditors, or shall enter into an agreement of composition with the trust's creditors; or (y) there shall be filed (other than at the instance of the Lease Indenture Trustee or the Holders of
     Lessor Bonds) against the Owner Trustee an involuntary petition in bankruptcy which results in an order for relief being entered or, notwithstanding that an order for relief has not been entered, the petition is not dismissed within 60 days after the date of the filing of the petition, or there shall be filed (other than at the instance of the Lease
     Indenture Trustee or the Holders of Lessor Bonds) under any Federal or state law relating to bankruptcy, insolvency or relief of debtors any petition against the Owner Trustee for reorganization, composition, extension or arrangement with
     creditors which either (i) results in a finding or adjudication of insolvency of the Owner Trustee or (ii) is not dismissed within 60 days after the date of the filing of such petition;

          (j)(x) the Owner Participant shall file any petition for dissolution or liquidation of the Owner Participant, or shall commence a voluntary case, under any applicable bankruptcy, insolvency or other similar law now or subsequently in effect, or the Owner Participant shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall fail generally to pay its debts as such debts become due (within the meaning of the United States Bankruptcy Code, as amended), or a receiver, custodian or trustee (or other similar official) shall be appointed for the Owner Participant or shall take possession of any substantial part of its property, or the Owner
Participant shall make a
     general assignment for the benefit of its creditors, or shall enter into an agreement of composition with its creditors; or (y) there shall be filed against the Owner Participant an involuntary petition in bankruptcy which results in an order for relief being entered or, notwithstanding that an order for relief has not been entered, the petition is not dismissed within
     60 days after the date of the filing of the petition, or there shall be filed under any Federal or state law relating to bankruptcy, insolvency or relief of debtors any petition against the Owner
Participant for
     reorganization, composition, extension or arrangement with creditors which either (i) results in a finding or adjudication of insolvency of the Owner
     Participant or (ii) is not dismissed within 60 days after the filing of such petition and any such event materially adversely affects the Holders of the Lessor Bonds; or

          (k) after a Special Transfer has been effected and amounts payable to the Owner Participant have been paid in full in accordance with the
     Participation Agreement, any violation or breach of any covenant of the
     Company concerning the Company's continuing obligation to pay rent under the Lease or concerning its obligation to effectuate and evidence an assumption as described in "Description of the Lease Indentures -- Assumption by the Company."

(Lease Indenture, Section 7.01)

NOTICE; WAIVER; ACCELERATION AND REMEDIES

     The Lease Indenture Trustee, if it has knowledge of any Lease Indenture
Default or Lease Indenture Event of Default, is required to give notice thereof
(unless such Lease Indenture Default or Lease Indenture Event of Default shall have been waived or cured) within 90 days thereof in writing to the Holders of the outstanding Lessor Bonds of all series, the Owner Trustee, the Owner
Participant and the Company; provided that, except in the case of a default in the payment of principal of or premium, if any, or interest on any Lessor Bond, the Lease Indenture Trustee will be protected in withholding such notice if in good faith it determines that the withholding of such notice is in the interest of the Holders; and provided, further, that in the case of a Lease Indenture
Event of Default specified in clause (g) above, no such notice will be given until at least 30 days after the occurrence thereof. In the event the Lease
Indenture Trustee has knowledge of an Event of Loss, Deemed
Loss Event or
Financial Event, the Lease Indenture Trustee shall give prompt notice thereof, and in any event, within 90 days after occurrence thereof, to the Holders of the outstanding Lessor Bonds. (Lease Indenture, Section 8.02) For all purposes of the Lease Indenture, in the absence of actual knowledge of a Responsible Officer of the Lease Indenture Trustee, the Lease Indenture Trustee will not be deemed to have knowledge of any Lease Indenture Default or Lease Indenture Event of
Default (except the failure of the Company to pay any installment of basic rent within 5 business days after the same has become due) unless notified thereof in writing by any Holder, the Owner Trustee, the Owner Participant or the Company.
(Lease Indenture, Section 8.03)

     The Holders of a majority in aggregate principal amount of the outstanding
Lessor Bonds of all series, considered as one class, may on behalf of the
Holders of all Lessor Bonds of all series waive any past Lease Indenture Default or Lease Indenture Event of Default and its consequences, except that only the
Holders of all Lessor Bonds affected thereby may waive a Lease Indenture Default or Lease Indenture Event of Default (a) in the payment of the principal of or premium, if any, or interest on such Lessor Bonds, or (b) in respect of a covenant or other provision of the Lease Indenture which under the Lease
Indenture cannot be modified
or amended without the consent of the Holder of each outstanding Lessor Bond affected. (Lease Indenture, Section 7.09)

     If a Lease Indenture Event of Default has occurred and is continuing, the
Lease Indenture Trustee may, and upon the written request of, and the proffering of satisfactory indemnity by, the Holders of a majority in aggregate principal amount of the outstanding Lessor Bonds of all series, considered as one class, shall, declare the unpaid principal amount of all outstanding Lessor Bonds, with accrued interest thereon, to be immediately due and payable, but the Lease
Indenture Trustee shall not make any such declaration in the case of a Lease
Indenture Event of Default which resulted from a failure by the Company to make a payment of rent under the Lease until the Owner Trustee and the Owner
Participant have been given an opportunity to cure such default as described below under "Rights of Lessor to Cure and Purchase Lessor Bonds." (Lease
Indenture, Sections 7.02, 7.16 and 8.03)

     Upon the occurrence and during the continuance of a Lease Indenture Event of Default, the Lease Indenture Trustee may, and upon the written request of, and the proffering of satisfactory indemnity or security by, the Holders of a majority in aggregate principal amount of the outstanding Lessor Bonds of all series, considered as one class, shall, subject to the Lessor's rights described under the following two paragraphs and under "Rights of Lessor to Cure and
Purchase Lessor Bonds" below, exercise any or all of the rights and remedies available to it under the Lease Indenture and applicable law, including (a) the institution of judicial proceedings, either at law or in equity or otherwise, to protect its rights and those of the Holders under the Lease Indenture or for foreclosure of the lien thereof and (b) the sale in whole or in part of the
Lease Indenture Estate. (Lease Indenture, Sections 7.03 through 7.08 and Section
8.03) No Holder shall have any right to pursue any remedy under the Lease
Indenture unless the Lease Indenture Trustee shall have been given written notice of a Lease Indenture Event of Default, the Holders of at least 25% in principal amount of all Lessor Bonds then outstanding shall have requested the
Lease Indenture Trustee to pursue a remedy, the Lease Indenture Trustee shall have been offered satisfactory indemnity, the Lease Indenture Trustee shall have failed to comply with such request within 60 days after receipt of such request and the Lease Indenture Trustee shall not have received during such 60 day period any direction inconsistent with such request from Holders of a majority in principal amount of outstanding Lessor Bonds. (Lease Indenture, Section 7.10)

     Except in the case of Lease Indenture Events of Default
(i) described in
clauses (f) through (k) under "Lease Indenture Events of
Default" above and
(ii) occurring or continuing after a Special Transfer, an assumption of the
Lessor Bonds by the Company as described below under " --
Assumption by the
Company" or any of certain drawings upon a letter of credit, and except as described in the next paragraph, the exercise of remedies against the Company under the Lease will be controlled by the Owner Trustee. In such circumstances, however, the Owner Trustee will be required to consult with the Lease Indenture
Trustee as to any proposed exercise or pursuit of remedies and the Lease
Indenture Trustee will have the right to cause the Owner Trustee to forbear from such action if the Lease Indenture Trustee has determined that such action would have a material adverse effect on the Holders of the Lessor Bonds. In addition, the Owner Trustee will not exercise or pursue remedies in a manner which would unreasonably deprive the Holders of the Lessor Bonds of a material right or remedy unless the Owner Trustee is commensurately adversely affected. There could be circumstances, therefore, in which amounts due on the Lessor Bonds are not paid and the Lease Indenture Trustee is not able to direct the Owner
Trustee's pursuit of remedies against the Company under the Lease. (Lease
Indenture, Sections 7.03 and 7.17)

     Although, as described above, the exercise of remedies will generally be within the control of the Owner Trustee, the Lease Indenture Trustee will have the right to sell the Lease Indenture Estate in foreclosure or similar proceedings. However, if such sale occurs prior to or simultaneously with the termination of the Lease, the Lease Indenture Trustee must have offered to sell to the Owner Trustee the Lease Indenture Estate at a stated price determined by the Lease Indenture Trustee. If the Owner Trustee does not, within 60 days following receipt of such offer, elect to so purchase the Lease Indenture
Estate, the Lease Indenture Trustee may foreclose and sell the Lease Indenture
Estate within 180 days to any person (other than the Lease Indenture Trustee or a Holder or Holders of more than 25% of the outstanding Lessor

Bonds (including, in each case, affiliates thereof)) for not less than such stated price. In the event of a sale by the Lease Indenture Trustee pursuant to a foreclosure or similar proceeding (other than a sale to the Owner Trustee), the Lease Indenture Trustee will have the right to terminate the Lease in connection with such sale subject, however, to the Company's rights under the
Lease. (See "Limitation on Remedies" below.) (Lease
Indenture, Section 7.17)

     If a Lease Indenture Event of Default occurs and is continuing, and the maturity of the Lessor Bonds has been accelerated, any sums held or received by the Lease Indenture Trustee may be applied to reimburse the Lease Indenture
Trustee for any expense (to the extent not previously reimbursed) incurred by it and to pay its fees and any other amounts due it prior to any payments to
Holders of the Lessor Bonds. (Lease Indenture, Section 3.03)

     In the event of a bankruptcy of the Owner Participant, it is possible that, notwithstanding that the Undivided Interest is owned by the Owner Trustee in trust, the Undivided Interest and the related Lease and Pledged Lessor Bonds might become subject to bankruptcy proceedings. In such event, payments under such Lease or on such Pledged Lessor Bonds might be interrupted and the ability of the Lease Indenture Trustee to exercise its remedies under the Lease
Indenture might be restricted, although the Lease Indenture Trustee would retain its status as a secured creditor in respect of the Lease and the Undivided
Interest.

RIGHTS OF LESSOR TO CURE AND PURCHASE LESSOR BONDS

     The Lease Indenture provides that a Lease Indenture Event of Default is to be deemed cured if such Lease Indenture Event of Default results from a non-payment of rent under the Lease and the Owner Trustee or Owner Participant has paid all principal of and interest on the Lessor Bonds due (other than by acceleration) on the date such rent was payable within 15 days after receipt by the Owner Trustee of notice of such nonpayment. However, such right of the Owner
Trustee or Owner Participant to cure the non-payment of rent is limited to not more than six basic rent payment dates or two consecutive basic rent payment dates during the Lease term. (Lease Indenture, Section 7.16)

     If a Lease Indenture Event of Default has occurred and is continuing and
(a) the Lessor Bonds have been accelerated and (b) the Owner Trustee, within 30 days after receiving notice thereof from the Lease Indenture Trustee, has given written notice to the Lease Indenture Trustee of its intention to purchase all the Lessor Bonds, then, upon receipt by the Lease Indenture Trustee within 10 business days after such notice from the Owner Trustee of an amount equal to the aggregate unpaid principal amount of and interest on the Lessor Bonds then outstanding (as well as any interest on overdue principal and, to the extent permitted by law, overdue interest), each Holder of a Lessor Bond will be required to sell such Lessor Bond, and its right, title and interest in and to the Lease Indenture and the Lease Indenture Estate, to the Owner Trustee. (Lease
Indenture, Section 7.16)

LIMITATION ON REMEDIES

     Notwithstanding any other provision of the Lease
Indenture, so long as no
Lease Event of Default has occurred and is continuing, the Lease Indenture
Trustee may not take or cause to be taken any action (x) contrary to the
Company's rights under the Lease, including the right to quiet use, enjoyment and possession of the Undivided Interest or (y) that would require prepayment of any scheduled payment of rent thereunder. (Lease Indenture, Section 7.20)

ASSUMPTION BY THE COMPANY

     Under certain circumstances and subject to the satisfaction of certain conditions, the Company, or the Company and an Affiliate thereof jointly, may elect, or may be required, to assume the obligations of the Owner Trustee under the Lease Indenture and on all or a portion of the Lessor
Bonds. Upon such
assumption, the Lease Indenture and the Lessor Bonds so assumed will become direct obligations of the Company (and such Affiliate), the Lease will terminate, the Undivided Interest of the Lessor in Unit 3 will be transferred to the Company (and/or any such Affiliate) and the Owner
Trustee will be released
and discharged from all further obligations and liabilities under the Lease
Indenture and on the Lessor Bonds so assumed. Although certain changes would be made to the Lease Indenture to reflect the termination of the

Lease, the lien on and security interest in the Undivided
Interest created by
the Lease Indenture would not be affected thereby. (Lease
Indenture, Section
2.16)

     Upon the occurrence of an Event of Loss, Deemed Loss
Event, Financial Event
or Lease Event of Default, the Owner Participant can demand that the Company pay the excess of Casualty Value (in the case of an Event of Loss or Lease Event of
Default) or Special Casualty Value (in the case of a Deemed
Loss Event or
Financial Event, subject to certain exceptions) over the principal of and accrued interest on the Lessor Bonds then outstanding.
(Participation Agreement,
Sections 15 (a), (b) and (c) and Section 16(a)) At the time of the issuance of the Initial Lessor Bonds, the Company issued and delivered to the Owner
Participant a promissory note evidencing the Company's obligation to pay such amounts. (Participation Agreement, Section 16(a)) In addition, upon the occurrence of any of such Events, the Owner Participant can effect a Special
Transfer of the beneficial interest in the owner trust to the Company.
(Participation Agreement, Section 15(d))

     If an Event of Loss, Deemed Loss Event or Financial Event has occurred in respect of which the Owner Participant has demanded payment as described above or in response to which a Special Transfer has been effected, the Company, in order to effectuate and evidence an assumption of the Owner Trustee's obligations under the Lease Indenture and on the Lessor Bonds, may, and upon the direction of the Lease Indenture Trustee (to be given at the direction of the
Holders of not less than 5% in aggregate principal amount of the Lessor Bonds outstanding of all series, considered as one class) or the Owner Trustee, shall promptly, commence and diligently pursue all steps requisite to deliver to the
Lease Indenture Trustee, among other things, (a) a duly executed assumption agreement of the Company (and, if applicable, any of its Affiliates), (b) an opinion of counsel as to, among other things, compliance with the conditions of the assumption (including the obtainment of any necessary governmental actions),
(c) an indenture supplemental to the Lease Indenture that, among other things, confirms the release of the Owner Trustee and contains provisions amending the
Lease Indenture to delete references to the Lease and to reflect the fact that the obligations of the Owner Trustee have been assumed by the Company (and, if applicable, such Affiliate), (d) a certificate of responsible officers of the
Company (and, if applicable, such Affiliate) to the effect that (i) to the best of such officers' knowledge, no Lease Indenture Default or Lease Indenture Event of Default has occurred and is continuing, (ii) such assumption is permitted by the provisions of the Company's (and, if applicable, such Affiliate's) articles of incorporation and by-laws (or similar corporate documents) and (iii) the
Company (and, if applicable, such Affiliate) is not insolvent at the time of such assumption and (e) a certificate of a responsible officer of the Owner
Trustee to the effect that, to the best of such officer's knowledge, no Lease
Indenture Default or Lease Indenture Event of Default has occurred and is continuing (Lease Indenture, Section 2.16); provided, however, that, upon the occurrence of a Special Transfer, the Company, without further act, will be deemed to have assumed the obligation, and will be obligated to pay the principal of and premium, if any, and interest on the Lessor Bonds, notwithstanding (x) the Lessor's coextensive obligation to pay the principal of and premium, if any, and interest on the Lessor Bonds (which shall continue until the documents listed above have been delivered to the Lease Indenture
Trustee) or (y) any provision of any transaction document to the contrary.
(Participation Agreement, Section 15(d)(4))

     Upon satisfaction of the conditions and payment of the amounts described in the preceding paragraph, the Lessor is required to transfer title to the
Undivided Interest to the Company as directed by the Company (or an Affiliate of the Company), subject to the lien of the Lease Indenture. (Lease, Sections 9(c) and (d))

     If the Company makes the payments to the Owner
Participant as described
above upon the occurrence of an Event of Loss, Deemed Loss
Event, Financial
Event or Lease Event of Default, but has not yet delivered the documents listed in the second preceding paragraph, then the Owner
Participant must make a
Special Transfer. (Participation Agreement, Section 15(d))

     Any of the following events will constitute "Events of Loss":

          (a) a final shutdown of Unit 3 which could result from any of several events, including, and in some cases, subject to certain grace periods, certain NRC licensing problems with respect to Unit 3, direction by the NRC or other governmental authority to suspend operation of Unit 3 for reasons of radiological health and safety for a period exceeding or reasonably expected (in the opinion of an
     independent expert) to exceed 24 consecutive months, cessation of operation of Unit 3 for such period if resumption of operation would require concurrence of the NRC or other governmental authority, the occurrence of certain Nuclear Incidents (as defined in the Atomic
Energy Act) with
     respect to Unit 3 as a result of which Unit 3 ceases to operate for a period exceeding or reasonably expected (in the opinion of an independent expert) to exceed 18 consecutive months, damage to Unit
3 and failure to
     restore Unit 3 within the shorter of three years or the period from the occurrence of such damage until the end of the Lease term, the destruction of Unit 3, or a declaration by the NRC that an Extraordinary Nuclear
     Occurrence (as defined in the Atomic Energy Act) has occurred with respect to Unit 3;

          (b) a requisition of title of Unit 3 or the Undivided Interest or certain shared facilities or the site of Unit 3 by a governmental authority for a period of time which exceeds or is reasonably expected to exceed the shorter of 60 months and the remaining Lease term, subject to certain contest rights of the Company; or

          (c) a requisition of the use of Unit 3 or the Undivided Interest or
     certain shared facilities or the site of Unit 3 by a governmental authority, other than a requisition of title, which would significantly interfere with the use of Unit 3 or the Undivided
Interest, and which
     requisition is for a period of time which exceeds or is reasonably expected to exceed the shorter of 60 months and the remaining
Lease term, subject to
     certain contest rights of the Company.

(Participation Agreement, Appendix A)

     Any of the following events will constitute "Deemed
Loss Events":

          (a) the Lessor or Owner Participant becoming subject to adverse regulation as a public utility solely as a result of the Transaction;

          (b) certain changes and/or new interpretations by a governmental authority regarding applicable law, including the Price-
Anderson Act, the
     Atomic Energy Act, the Nuclear Waste Act or NRC regulations, as a result of which (i) the Lessor or Owner Participant would more likely than not become liable or responsible in any capacity for payments owed in respect of the nuclear waste fund or in respect of, among other things, the handling or disposal of nuclear waste and other radioactive or hazardous materials or
     (ii) the Lessor or the Owner Participant may be prohibited from asserting the limitation on liability of lessors provided by the 1988 amendments to the Price-Anderson Act or is more likely than not to be prohibited from asserting any other material right, protection or defense available under applicable law as of the date of closing of the Transactions with respect to civil or criminal actions brought in connection with a nuclear incident;

          (c) the Lessor or Owner Participant more likely than not being required to become a licensee under the Atomic Energy
Act or otherwise
     subject to the Atomic Energy Act or otherwise subject to NRC or other significant regulation relating to nuclear energy, environmental or safety matters solely as a result of the Transaction; or

          (d) any governmental action or change in applicable law the effect of which is more likely than not to (i) cause the Lessor or Owner Participant to become liable with respect to the decommissioning of Unit 3 or (ii)
     constitute an assertion that (x) the exercise of certain rights of the
     Lessor or Owner Participant would constitute impermissible control over
     Unit 3 or the licensees of Unit 3 or would violate certain NRC or Atomic
     Energy Act regulations or (y) the acquisition or transfer of the Undivided
     Interest would violate other provisions of applicable law.

(Participation Agreement, Appendix A)

     Any of the following events will be deemed "Financial
Events" if it
remains not cured following expiration of any applicable notice or cure period
(there being no such notice or cure period in the case of the events described in clauses (f) and (g) below) and if the Company shall not have timely provided the Owner Participant with a letter of credit:

     (a) the Company shall have failed to maintain, as of the end of any fiscal quarter, total equity capital (including preferred stock) at least equal to 30% of the sum of total capitalization plus certain short-term debt;

     (b) the Company shall have failed to maintain, in respect of the twelve-month period ending on the last day of any fiscal quarter, a fixed charge coverage ratio of at least 1.50;

     (c) except for certain permitted transactions, the Company shall have sold, assigned, or otherwise disposed of any substantial part of its assets other than in the ordinary course of business without the prior approval of the Owner
Participant, provided that the event described in this clause (c) will not constitute a Financial Event if the Company has delivered first mortgage bonds to the Owner Participant (see "Other Agreements --
Participation Agreement");

     (d) the Company shall have merged with or into or consolidated with or into any other corporation or entity in violation of certain conditions without the prior approval of the Owner Participant;

     (e) the Company shall have created, assumed or suffered to exist liens
(except for certain permitted liens) upon its assets;

     (f) subject to certain exceptions, the acceleration of certain indebtedness of the Company for borrowed money or default in payment of such indebtedness at maturity, if the total of all such indebtedness so accelerated or defaulted exceeds $10,000,000;

     (g) the occurrence of any of the events described in clause (e) under
"Description of the Leases -- Lease Events of Default";

     (h) certain events relating to termination of certain of the Company's pension plans; or

     (i) Entergy shall cease to own, directly or indirectly, all of the common stock equity and all of the voting stock of the Company or its permitted successors (other than preferred stock that has only limited voting rights upon default in the payment of dividends).

In general, the cure periods in respect of Financial Events of the type other than those described in clauses (f) and (g) above are 365 days.

(Participation Agreement, Appendix A)

     The Company (or the Company and one of its Affiliates) may, at its option, but is not required to, assume all or a portion of the Lessor Bonds if it chooses to exercise any of certain purchase options described under
"Description of the Leases -- Purchase Option for
Significant Expenditures" or
" -- Periodic Purchase Option" or under "Other Agreements --
Participation
Agreement." Any such assumption would be conditioned upon the prior delivery to the Lease Indenture Trustee of certain documents as described under
" -- Assumption by the Company." (See Lease Indenture,
Section 2.16(b); Lease,
Sections 13(f) and (g); and Participation Agreement, Section
16(d))

DEFEASANCE

     The Lessor Bonds of any series, or any portion of the
principal amount
thereof, will, at or prior to the maturity thereof, be
deemed to have been paid
for purposes of the Lease Indenture, and the entire
indebtedness of the Owner
Trustee (or other obligor thereon) in respect thereof will
be deemed to have
been satisfied and discharged, if there shall have been
irrevocably deposited
with the Lease Indenture Trustee, in trust, either (a)
moneys in an amount which
will be sufficient, or (b) Federal Securities (as defined
below), which do not
contain provisions permitting the redemption or other
prepayment thereof at the
option of the issuer thereof, the principal of and the
interest on which when
due, without any regard to reinvestment thereof, will
provide moneys which,
together with the moneys, if any, deposited with or held by
the Lease Indenture
Trustee, will be sufficient, to pay when due the principal
of and premium, if
any, and interest due and to become due on such Lessor Bonds on and prior to the
maturity thereof; provided, however, that such Lessor Bonds
will not be deemed
to have been satisfied and discharged unless, among other
things, there has been
delivered to the Lease Indenture Trustee an opinion of
counsel to the effect
that such satisfaction and discharge of the indebtedness of
the Owner Trustee
with respect to such Lessor Bonds shall not be
deemed to be, or result in, a taxable event with respect to
the Holders of such
Bonds for purposes of federal income taxation, except that
no such opinion of
counsel need be delivered if the Lease Indenture Trustee
shall have received
documentary evidence that each Holder of such Lessor Bonds
either is not subject
to, or is exempt from, federal income taxation. For this
purpose, the term
"Federal Securities" is defined as direct obligations of, or obligations the
principal of and interest on which are unconditionally
guaranteed by, the United
States of America or certificates of an ownership interest
in the principal of
or interest on such obligations. (Lease Indenture, Section
11.01)

RELEASES

     The Lease Indenture Trustee will release from the lien of the Lease
Indenture any property subject to the lien thereof which is taken by any governmental authority pursuant to a power of eminent domain or other right to acquire such property (whether or not such taking constitutes an Event of Loss) upon its receipt of, among other things, a written request from the Owner
Trustee or the Company requesting such release and the net proceeds of any property so taken. (Lease Indenture, Section 13.01)

     Subject to the following paragraph, the Owner Trustee or, with the Owner
Trustee's consent, the Company, may obtain the release from the lien of the
Lease Indenture of the Owner Trustee's interest in any component of Unit 3 the removal of which would not materially impair the operating capacity, cost efficiency or value of Unit 3, and the Lease Indenture
Trustee will release from
the lien of the Lease Indenture its interest in any such component upon its receipt of, among other things, a written request from the Owner Trustee or the
Company requesting such release and a certificate of an engineer or other expert
(who in certain cases will be required to be independent of the Owner Trustee and the Company and any Affiliate of either thereof) certifying (x) the value of the property to be released and (y) that, in the opinion of such expert, the proposed release will not impair the security under the Lease Indenture in violation of the provisions thereof. (Lease Indenture, Section 13.02)

     In addition to the release provisions described above, the Owner Trustee or, with the Owner Trustee's consent, the Company, may sell or otherwise dispose of, free from the lien of the Lease Indenture and without obtaining any release or other consent from the Lease Indenture Trustee, the Owner Trustee's interest in any components of Unit 3 which have become obsolete or otherwise permanently no longer useful for the operation of Unit 3. All replacement components incorporated in Unit 3 will, to the extent of the Owner Trustee's interest therein, immediately become subject to the lien of the Lease Indenture. (Lease
Indenture, Section 13.03)

SUPPLEMENTAL INDENTURES

     Without the consent of the Holders of any Lessor Bonds, the Owner Trustee and the Lease Indenture Trustee may enter into supplemental indentures for the following purposes:

          (a) to establish the form and terms of Lessor
Bonds of any series;

          (b) to evidence the succession of another bank or trust company to the
     Owner Trustee and the assumption by any such successor of the covenants of the Owner Trustee contained in the Lease Indenture and in the Lessor Bonds or the appointment of a co-trustee pursuant to the terms of the Trust
     Agreement;

          (c) to evidence the succession of a new trustee or the appointment of a co-trustee or a separate trustee under the Lease
Indenture;

          (d) to grant or confer upon the Lease Indenture
Trustee for the
     benefit of the Holders any additional rights, remedies, powers, authority or security which may be lawfully so granted or conferred and which grant or conferral is not contrary to or inconsistent with the Lease Indenture;

          (e) to add to the covenants of the Owner Trustee for the benefit of the Holders or to evidence the surrender of any right or power conferred in the Lease Indenture upon the Owner Trustee;

          (f) to convey, transfer and assign to the Lease
Indenture Trustee, and
     to subject to the lien of the Lease Indenture, additional properties or assets, or to correct or amplify the description of any property at any time subject to the lien of the Lease Indenture or to assure, convey and confirm unto the Lease Indenture Trustee any property subject or required to be subject to the lien of the Lease
Indenture;

          (g) to modify, eliminate or add to the provisions of the Lease
     Indenture to the extent necessary to qualify or continue the qualification of the Lease Indenture (including any supplemental indenture) under the
     Trust Indenture Act, or under any similar federal statute subsequently enacted, or to add to the Lease Indenture such other provisions as may be expressly permitted by that Act;

          (h) to permit or facilitate the issuance of Lessor
Bonds in
     uncertificated form;

          (i) to change or eliminate any provision of the Lease Indenture;
     provided, however, that if such change or elimination will adversely affect the interests of the Holders of Lessor Bonds of any series, such change or elimination will become effective with respect to such series only when no
     Lessor Bond of such series remains outstanding;

          (j) to evidence an assumption by the Company of the Lessor Bonds, and the release of the Owner Trustee from its obligations thereon, and to make the related changes in the Lease Indenture;

          (k) to cure any ambiguity or to correct or supplement any provision in the Lease Indenture which may be defective or inconsistent with any other provision in the Lease Indenture; or

          (l) to make any other provisions with respect to matters or questions arising under the Lease Indenture, provided such action shall not adversely affect the interests of the Holders of the Lessor Bonds in any material respect.

(Lease Indenture, Section 10.01)

     Subject to the foregoing paragraph, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Lessor
Bonds of all series, considered as one class, the Owner
Trustee may, and the
Lease Indenture Trustee shall, enter into supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Lease Indenture; provided that if there is more than one series of Lessor Bonds outstanding and if a proposed supplemental indenture directly affects the Holders of at least one, but not all, of such series, then only the consent of a majority in aggregate principal amount of the outstanding Lessor Bonds of all series so directly affected, considered as one class, will be required; and provided, further, that without the consent of the
Holder of each outstanding Lessor Bond directly affected thereby no such supplemental indenture may:

          (a) change the stated maturity of the principal of, or any installment of interest on, or the date or circumstances of payment of premium, if any, on, any Lessor Bond, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Lessor Bond or the premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment of principal or interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or such payment of premium, if any, on or after the date such premium becomes due and payable or change the dates or amounts of payments to be made through the operation of the sinking fund in respect of such Lessor Bonds;

          (b) permit the creation of any lien prior to or, except with respect to additional series of Lessor Bonds issued in accordance with the Lease
     Indenture, equal to the lien of the Lease Indenture with respect to any of the Lease Indenture Estate, or deprive any Holder of the benefit of the lien of the Lease Indenture upon any part of the Lease
Indenture Estate for
     the security of its Lessor Bonds;

          (c) reduce the percentage in principal amount of the outstanding
     Lessor Bonds, the consent of whose Holders is required for any supplemental indenture or for any waiver provided for in the Lease
Indenture;

          (d) modify the order of priorities in which distributions of income and proceeds from the Lease Indenture Estate are to be made under the Lease
     Indenture;

          (e) modify the definitions of "Outstanding,"
"Lease Indenture
     Default" or "Lease Indenture Event of Default";

          (f) modify any of the above provisions or the provisions of the Lease
     Indenture dealing with waivers of past defaults, except to increase the percentage of the Holders whose consent is required for certain action or to provide that certain other specified provisions of the Lease Indenture cannot be modified or waived without the consent of the Holder of each
     Lessor Bond affected thereby.

(Lease Indenture, Section 10.02)

LIMITATIONS ON AMENDMENTS OF OTHER DOCUMENTS

     The Lease Indenture Trustee, without the consent of the Holders of any
Lessor Bonds, (a) will, upon receipt of written instructions to such effect from the Company and the Owner Trustee, consent to amendments of or supplements to, or waivers of any provisions of, the Lease or any other transaction document included in the Lease Indenture Estate and (b) may join in the execution of amendments of or supplements to, or waivers of any provisions of, the
Participation Agreement, in each case for the purpose of adding any provision to, or changing in any manner or waiving or eliminating any provisions of, any such transaction document; provided, however, that, without the consent of the
Holders of not less than a majority in aggregate principal amount of the outstanding Lessor Bonds of all series, considered as one class, the Lease
Indenture Trustee will not consent to any such amendment, supplement or waiver which amends or waives certain provisions of the Lease relating to, among other things, liens, the right of the Company to assign or sublease its rights and obligations under the Lease, certain Lease Events of Default or the exercise of remedies under the Lease; provided, further, that, without the consent of the
Holders of the outstanding Lessor Bonds of all series, the Lease Indenture
Trustee will not consent to any such amendment, supplement or waiver which will:

          (1) amend or waive certain provisions of the Lease relating to, among other things, the sufficiency of certain rental payments to provide funds at least equal to scheduled amounts payable on the Lessor Bonds, the "net lease" obligations of the Company thereunder and the Company's unconditional obligation to make basic rental and certain other payments under the Lease, the obligation of the Owner Trustee to redeem the Lessor
     Bonds in the event of an obsolescence termination of the Lease by the
     Company, or the Lease Event of Default occasioned by the failure of the
     Company to pay basic rent when due;

          (2) modify the definitions of "Lease Default" or "Lease Event of
     Default"; or

          (3) (A) release the Company from its obligation to pay basic rent,
     Casualty Value, Special Casualty Value or any payment required to be made by it pursuant to an exercise of remedies under the Lease or (B) reduce the amount or change the timing of any payments of basic rent, Casualty Value,
     Special Casualty Value or any payments required to be made by the Company pursuant to an exercise of remedies under the Lease so that such payments would be insufficient to pay the principal of, and interest on, the outstanding Lessor Bonds of all series when due.

(Lease Indenture, Section 10.03)

LIMITATION OF LIABILITY

     The Lessor Bonds will not be direct obligations of, or guaranteed by, the
Company, any Owner Participant, or any institution or individual acting as Owner
Trustee in its individual capacity. All payments to be made by the Owner Trustee under the Lease Indenture or on the Lessor Bonds will be made only from the
Lease Indenture Estate or the income and proceeds received by the Lease
Indenture Trustee therefrom. Neither the Owner Participant, the Lease Indenture
Trustee nor the Owner Trustee in its individual capacity, will be liable to any
Holder for any amounts payable on any Lessor Bonds or otherwise under the Lease
Indenture. (Lease Indenture, Section 2.15)

ADDITIONAL BONDS

     The Lease Indenture permits the issuance of additional Lessor Bonds at any time or from time to time, subject to certain conditions, for cash in the original principal amount of such additional Lessor Bonds for the following purposes: (a) refunding a previously issued series of Lessor Bonds in whole or in part and providing funds for the payment of certain expenses incurred in connection therewith and/or (b) providing funds for all or any portion of the
Owner Trustee's share of certain capital improvements to Unit 3. (Lease
Indenture, Section 2.05) All of the Lessor Bonds issued and outstanding under the Lease Indenture will rank on a parity with each other and will as to each other be secured equally and ratably thereunder, without preference, priority or distinction of any thereof over any other by reason of difference in time of issuance or otherwise. (Lease Indenture. Section 2.03)

                           DESCRIPTION OF THE LEASES

     The statements contained under this caption are intended to summarize the
Leases as they relate to the Collateral Bonds; they do not purport to be complete and are qualified in their entirety by reference to the Leases, copies of which have been filed as exhibits to the Registration Statement of which this
Prospectus is a part. Each Lease is an entirely separate lease but contains substantially the same terms and provisions as each other Lease. In the following summary, references to the Lease, the Lease Indenture, the Owner
Participant, the Undivided Interest, the Lessor and the Lessor Bonds relate to each Lease.

TERM AND RENTALS

     The Lessor has acquired its Undivided Interest and has leased such interest of the Company pursuant to the Lease, which has a term expiring on July 1, 2017 unless earlier terminated or extended as described below. Basic rent is required to be paid by the Company under the Lease in immediately available funds on each
January 2 and July 2, through July 2, 2017. (Lease, Sections 2(b) and 3(a)) The amount of basic rent payable under the Lease on each basic rent payment date will be calculated to be at least equal to the scheduled amount of principal of and interest then payable on all Lessor Bonds then outstanding. (Lease, Section
3(g)) Each payment of basic rent by the Company during such time as the Lease
Indenture is in effect will be made to the Lease Indenture Trustee and applied first to the payment of principal and interest due from the Lessor on the Lessor
Bonds. Except in the case of an acceleration of Lessor Bonds due to a continuing
Lease Indenture Event of Default, the balance of any payments of basic rent under the Lease, after payment of the scheduled principal of and interest on the
Lessor Bonds, will be distributed to the Owner Trustee on behalf of the Owner
Participant, as beneficial owner of the trust which is the owner of the
Undivided Interest. (Lease Indenture, Sections 3.01, 3.03
and 3.06)

NET LEASE

     The obligations of the Company under the Lease are those of a lessee under a "net lease", and the Company will be responsible under the Lease for paying all insurance premiums, operating and maintenance costs and all other similar costs associated with the Undivided Interest. Payments of rent under the Lease by the Company are to be made without counterclaim, set-off, defense, abatement, suspension or reduction except for certain rights of set-off the exercise of which would not reduce the amount of rent required to be paid by the Company to an amount insufficient to pay in full the principal of, premium, if any, and interest on the Lessor Bonds then due. (Lease, Section 4)

CAPITAL IMPROVEMENTS

     The Company may incur costs from time to time in connection with capital improvements to Unit 3. Certain of such costs, based on the Owner Trustee's proportionate interest in Unit 3, may be financed through a supplemental financing. (See "Description of the Lease Indentures -- Additional Bonds.") In the event of such a supplemental financing, the rent under the Lease will be increased to cover the additional debt service. In addition, the Owner
Participant may elect to make an additional equity investment with respect to the cost of any capital improvements on terms to be agreed upon. (Lease, Section
8(f))

RIGHTS TO ASSIGN OR SUBLEASE

     The Company is permitted to assign, sublease, encumber or transfer its rights and obligations under the Lease and other documents related to the
Transactions subject to certain conditions, including that the Company remain the primary obligor on the Lease. (Lease, Section 11)

INSURANCE

     The Company is required under the Lease to carry and maintain, with respect to the Undivided Interest, Unit 3 and the Unit 3 site, the insurance described below:

          (a) Provided that such insurance is commercially available at a commercially reasonable cost, "all-risk" property insurance (excluding flood and earthquake insurance) covering physical loss with respect to Unit
     3;

          (b) Bodily injury and property damage liability insurance covering claims arising out of the ownership, operation, maintenance, condition or use of Unit 3; and

          (c) Nuclear liability insurance.

     With respect to each of the types of insurance described in (a) through (c) above, the Company is required to maintain such insurance in such amounts and with such terms as are consistent with the Company's normal practice, and in any event in such amounts and with such terms as are consistent with applicable law and prudent utility practice. The Company is also required to maintain supplier's and transporter's insurance and master workers policy coverages, in each case in amounts consistent with prudent utility practice and applicable law.

     In addition, subject to such insurance being commercially available at a commercially reasonable cost, the Company is further required to maintain replacement power insurance covering not less than 90 percent of the cost of replacing power, as reasonably estimated by the Company in the event of damage or destruction at the Unit 3 site. However, the Company shall not be required to maintain such replacement power coverage if the Company provides the Owner
Participant with a letter of credit as described under "Other
Agreements -- Participation Agreement."

(Lease, Section 10)

     Proceeds of property insurance received by the Lessor or the Company as a result of the occurrence of an Event of Loss shall be applied in reduction of the Company's obligation to make payment of the excess of Casualty Value over the principal of and accrued interest on the Lessor Bonds to the Owner
Participant with the balance, if any, of such proceeds to be paid to the
Company, subject, however, to any priority allocation of such proceeds. (Lease,
Section 9(g)) In general, the Lease Indenture Trustee and the Holders of the
Lessor Bonds will have no rights in respect of the proceeds of property insurance except for the assignment (to the extent, if any, of amounts then due and owing in respect of the principal of and premium, if any, and interest on the Lessor Bonds) by the Owner Trustee to the Lease Indenture Trustee of the
Owner Trustee's rights in respect of such proceeds received as a result of the occurrence of an Event of Loss.

PURCHASE AND RENEWAL OPTIONS AT THE END OF THE LEASE TERM

     The Company has the option under the Lease to purchase at fair market sales value the Lessor's Undivided Interest at the end of the term of the Lease, or to renew the Lease for one or more periods of three years, at a fair market rental value or, subject to receipt of a satisfactory appraisal which will address certain tax matters, to renew the Lease at the end of the initial Lease term at a fixed rate rental for a single period of at least two years. (Lease, Sections
12 and 13) If the Company does not give notice of its election to exercise the options to purchase the Undivided Interest or renew the Lease not earlier than five but not later than two years prior to the expiration of the Lease, the
Lessor may, on at least one year's prior written notice, terminate the Lease on the date specified in the notice. Upon such termination, the Company must pay to the Lessor all basic rent then due or accrued, together with any other amounts then payable to the Owner Trustee, the Owner Participant and the Lease Indenture
Trustee. On or prior to such termination, the Lessor would be required to deposit with the Lease Indenture Trustee cash in an amount equal to the unpaid principal amount of all Lessor Bonds outstanding on such date, and all premium, if any, and interest accrued or to accrue on and as of such termination. (Lease,
Section 14(c))

PURCHASE OPTION FOR SIGNIFICANT EXPENDITURES

     The Company has the option on any January 2 or July 2 on or after January
2, 2000 to terminate the Lease if the Company is planning or required to make any significant expenditure for certain types of capital improvements to Unit 3.
On such January 2 or July 2, the Company must pay to the Lessor an amount equal to the higher of the fair market sales value of the Undivided Interest and
Casualty Value determined as of such January 2 or July 2 together with any other amounts then payable to the Owner Trustee, the Owner Participant and the Lease
Indenture Trustee and, assuming such payment, the Lessor would be required to transfer the Undivided Interest to the Company. If the Company has assumed all or a portion of the Lessor Bonds then outstanding, such amount shall be reduced by the principal amount of the Lessor Bonds so assumed. A "significant expenditure" is an expenditure with respect to certain capital improvements to
Unit 3 which (i) for the period until and including September 28, 2009, shall have been reasonably estimated by the Company to exceed $250,000,000 (as such amount may be adjusted periodically in accordance with the Consumer Price Index) and (ii) for the period from the day next succeeding the last day of the period specified in clause (i) above until the end of the Lease term, shall have been reasonably estimated by the Company to exceed $100,000,000 (as such amount may be adjusted periodically in accordance with the Consumer Price Index). (Lease,
Section 13(f))

PERIODIC PURCHASE OPTION

     The Company has the option on January 2 in each of the years 2000, 2005 and
2010 to terminate the Lease and to purchase the Undivided
Interest. On such
January 2, the Company must pay to the Lessor an amount equal to the higher of the fair market sales value of the Undivided Interest and Casualty Value determined as of such January 2 together with any other amounts then payable to the Owner Trustee, the Owner Participant and the Lease
Indenture Trustee. If the
Company has assumed all or a portion of the Lessor Bonds then outstanding, such amount shall be reduced by the principal amount of the Lessor Bonds so assumed.
(Lease, Section 13 (g))

TERMINATION FOR OBSOLESCENCE

     The Company has the option on any January 2 or July 2, on or after January
2, 2000, to terminate the Lease if the Company's Board of Directors determines that the Company's leasehold interest in the Undivided
Interest is uneconomic or
obsolete for the Company's purposes. In such event, the Lessor may elect to either retain the Undivided Interest or sell it to the highest bidder. On the
Lease termination date, if the Lessor has not elected to retain the Undivided
Interest, the Lessor will be required to sell the Undivided
Interest to the
highest bidder (which may not be either the Company or any Affiliate thereof) and the Company must pay to the Lessor an amount equal to the excess, if any, of
Special Casualty Value as of the termination date over such net sale price, and any other amounts then payable to the Owner Trustee, the Owner Participant and the Lease Indenture Trustee; provided, however, that if the highest bid shall be less than Special Casualty Value, the Lessee may reject the bid, in which case no sale shall occur. If no such sale shall occur or if the Company shall not have fulfilled its obligations in respect of such termination, the Lease will continue in full force and effect. (Lease, Sections 14(a) and 14(b)) In the event of such a termination, the Lessor Bonds will be redeemed. (Lease
Indenture, Section 5.02(a))

LEASE EVENTS OF DEFAULT

     The following are Lease Events of Default:

          (a) the Company shall fail to make or cause to be made, (x) any payment of basic rent, Casualty Value, Special Casualty
Value, or the
     payment of the equity portion of Casualty Value or Special Casualty Value or any other amount determined by reference to any of such amounts pursuant to any of the transaction documents, within five business days after the same shall become due or (y) any payment of supplemental rent (other than
     Casualty Value, Special Casualty Value, or the payment of
     the equity portion of Casualty Value or Special
Casualty Value) including,
     without limitation, any payments due under the Tax
Indemnification
     Agreement, within 20 days after the same shall become due or be demanded, as the case may be; or

          (b) the Company shall fail to perform or observe any covenant, condition or agreement to be performed or observed by it under the
     Participation Agreement relating to the maintenance of its corporate existence and maintenance of certain of its material rights and franchises, and the conditions under which it may merge, consolidate or dispose of all or substantially all of its assets, or to comply with the return or the assignment and sublease provisions of the Lease; or

          (c) the Company shall fail to perform or observe any covenant, condition or agreement (other than those referred to in clauses (a), (b),
     (f) and (h) of this paragraph) to be performed or observed by it under the
     Lease or any other transaction document (other than under the Tax
     Indemnification Agreement or under the general tax indemnity provisions of the Participation Agreement), and such failure shall continue for a period of 30 days after there shall have been given to the Company by the Lessor or the Owner Participant a notice specifying such failure and requiring it to be remedied; provided, however, that the continuation of such failure for a period of 30 days or more after such notice has been so given (but in no event for a period which is greater than one year after such notice has been given) shall not constitute a Lease Event of Default if (a) such failure can be remedied but cannot be remedied within such 30 days, (b) the
     Company is diligently pursuing a remedy of such failure and (c) such failure does not impair in any material respect the Company's ability to perform its obligations under any of the transaction documents to which the
     Company is a party, or the Lessor's interest in Unit 3 or the mortgage and security interest created by the Lease Indenture; or

          (d) any representation or warranty made by the Company in the Lease, any other transaction document (other than the Tax
Indemnification
     Agreement) or any agreement, document or certificate delivered by the
     Company in connection with the Transactions shall prove to have been incorrect in any material respect when such representation or warranty was made or given if such representation or warranty continues to be material and remain materially incorrect at the time in question; provided, however, that such failure of such representation or warranty to be correct shall not constitute a Lease Event of Default if (i) the facts or circumstances making such representation or warranty incorrect can be remedied or changed so that such representation or warranty will thenceforth be correct in all material respects, (ii) the Company is diligently pursuing such a remedy or change, (iii) such remedy or change is, in fact, accomplished within a period of one year from the time that the Company has been notified or has knowledge of such misrepresentation or breach of warranty and (iv) such facts or circumstances do not impair in any material respect the Company's ability to perform its obligations under any of the transaction documents to which the Company is a party or the Lessor's interest in Unit 3 or the mortgage and security interest created by the Lease
Indenture; or

          (e) (x) the Company shall (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United
     States Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
(vi) fail to
     controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United
     States Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or (y) a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts,
     (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or any substantial part of its assets, or
     (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order,
     judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company shall be entered in an involuntary case under the United States Bankruptcy
Code; or

          (f) if the Company shall theretofore have provided a letter of credit to the Owner Participant, the Company (A) shall fail, at any time, to provide or maintain a letter of credit which complies with the terms and conditions of the Participation Agreement, whether or not the Company has used its best efforts to obtain and maintain such letter of credit or (B)
     shall fail to provide a renewal or replacement letter of credit so complying (l) by the tenth day prior to the stated termination date of an existing letter of credit or (2) if the issuing bank of an existing letter of credit shall have delivered notice, in accordance with the terms thereof, that such existing letter of credit will be terminated prior to its stated termination date, by the tenth day prior to the date of such early termination; or

          (g) the occurrence and continuance of an event of default under any other lease, executed and delivered as of the same date as the Lease, under which the Company is the lessee of an undivided interest in Unit 3, and the declaration of such lease to be in default by any party thereto; or

          (h) any suspension, revocation or termination of the nuclear liability insurance required to be maintained under the Lease;
provided, however,
     that such suspension, revocation or termination shall not constitute a
     Lease Event of Default if the applicable insurer has failed to comply with applicable notice termination provisions of the pertinent policy; and
     provided, further, that the foregoing proviso shall cease to apply upon the earlier of (x) five business days following receipt by the Company of actual notice of such suspension, revocation or termination or (y) the applicable termination date of such policy assuming that the insurer had complied with its notice obligations under the pertinent policy; or

          (i) any material obligation of the Company under the Lease or any other documents relating to the Transaction to which it is a party shall at any time for any reason cease to be valid and binding on the Company, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any governmental agency or authority, or the Company shall assert that it has no further liability or obligation under the Lease or any other document relating to the
     Transactions to which it is a party; or

          (j) final judgment for the payment of money in excess of $10,000,000 shall be rendered against the Company and the Company shall not have discharged the same or provided for its discharge in accordance with its terms or bonded the same or procured a stay of execution thereof within 60 days from the entry thereof; or

          (k) the Company shall exercise, or commence any action or proceeding or take any action seeking to exercise, any rights it may have under
     Louisiana law to partition Unit 3.

(Lease, Section 15)

REMEDIES

     Upon the occurrence and continuance of any Lease Event of Default, a Lessor may exercise one or more of the remedies set forth in the Lease, which include the following: (a) the Lessor may declare the Lease to be in default or may terminate the Lease; (b) the Lessor may repossess the Undivided Interest; (c) the Lessor may sell the Undivided Interest or any part thereof; (d) the Lessor may hold, keep idle or lease to others all or any part of the Undivided
Interest; (e) the Lessor may demand any unpaid rent plus, as liquidated damages, any of the following amounts which the Lessor, in its sole discretion, shall specify: (i) an amount equal to the excess of Casualty Value over the fair market rental value of the Undivided Interest until the end of the remaining useful life of Unit 3 (discounted to present value), (ii) an amount equal to the excess of Casualty Value over the fair market sales value of the Undivided
Interest, (iii) an amount equal to the excess of the present value of all installments of basic rent until the end of the Lease term over the present value of the fair market rental value of the Undivided Interest until the end of such term, or (iv) an amount equal to the highest of Casualty Value, such discounted fair market rental value and such fair market sales value; and (f) if the Lessor shall have sold all the Undivided
Interest pursuant to clause (c) above, the Lessor, in lieu of exercising its rights under clause (e) above may demand that the Company pay to the Lessor, as liquidated damages, any unpaid rent plus the amount of any deficiency between the sale proceeds and Casualty Value together with interest on the amount of such rent and such deficiency.

     The remedies in the Lease are cumulative and in addition to any other remedy available to the Lessor at law or in equity, and no exercise of any remedy under the Lease will, except as specifically provided therein, relieve the Company of any of its liabilities and obligations under the Lease. (Lease,
Section 16)

QUIET ENJOYMENT

     The transaction documents provide that, unless a Lease Event of Default has occurred and is continuing, the Company's use and possession of Unit 3, including the Undivided Interest, shall not be interrupted by the Lessor or any person claiming by, through or under the Lessor. (Lease, Section 6(a))

                                OTHER AGREEMENTS

     The discussion of the Participation Agreements and Tax
Indemnification
Agreements below is intended to merely summarize certain provisions of those agreements as they relate to the Collateral Bonds and the Transactions; it does not purport to be complete and is qualified in its entirety by reference to those agreements, copies of which have been filed as exhibits to the
Registration Statement of which this Prospectus is a part.

PARTICIPATION AGREEMENT

     In each Participation Agreement the Company has agreed, among other things, that it will at all times maintain its corporate existence and will not consolidate with or merge into, or sell, transfer or otherwise dispose of substantially all of its assets to, any person unless immediately after giving effect to such transaction a number of conditions are met, including the requirements that (a) the survivor be a corporation organized under the laws of the United States of America, a State thereof or the District of Columbia, (b) the survivor of such transaction assumes the obligations of the Company under each of the documents relating to the Transactions to which the Company was a party, (c) such transaction does not permit the early termination of any letter of credit prior to its scheduled expiration date, (d) all governmental actions and corporate approvals have been obtained for the transaction, (e) the transaction will not result in a material violation of any provision of any agreement or financing arrangement to which the Company is a party, and (f) the survivor delivers to the Owner Participant, the Owner Trustee and the Lease
Indenture Trustee opinions and officers' certificates as to, among other things, compliance with the transfer conditions above. (Participation Agreement, Section
9(b) (3)) Reference is also made to the discussion above under "Description of the Lease Indentures -- Assumption by the Company" for additional restrictions in respect of certain mergers, consolidations or sales of assets affecting the
Company.

     Pursuant to each Participation Agreement, the Company provided the Owner
Participant with financial support to secure the payment to the Owner
Participant of the equity portion of amounts payable by the Lessee under the
Lease and related documents in the form of a new series of first mortgage bonds issued under the Company's first mortgage indenture. Upon the occurrence of an
Event of Loss, a Deemed Loss Event, a Financial Event or a
Lease Event of
Default under the related Lease, an Owner Participant would be entitled to demand payment on such first mortgage bonds in an amount generally not exceeding
Casualty Value less the aggregate principal amount of and accrued interest on the related Lessor Bonds then outstanding. The Holders of the Lessor Bonds
(including the Trustee, as holder of the Pledged Lessor Bonds) and Holders of the Collateral Bonds are not entitled to the benefit of such first mortgage bonds. As an alternative to the first mortgage bonds, the Company could supply such financial support in the form of a letter of credit issued by a commercial bank. Once a letter of credit has been provided to an Owner Participant, the
Company will be required to provide a letter of credit for such Owner
Participant for the remainder of the basic term of the related Lease. If a letter of credit were about to expire or be terminated prior to the scheduled expiration thereof, and the Company does not replace such letter of credit with another letter of credit issued by an eligible bank, the Company would have the right to purchase the related

Undivided Interest from the related Lessor, thereby terminating the related
Lease, at a price equal to the higher of fair market sales value and Casualty
Value; provided, however, that if the Company had assumed all or a portion of the related Lessor Bonds then outstanding, the purchase price would be reduced by the principal amount of such Lessor Bonds then outstanding. (Participation
Agreement, Section 16(d))

     Subject to certain first refusal rights of the Company, any Owner
Participant may at any time assign, convey or otherwise transfer its interest in, to and under any transaction document or its trust estate to a person with a net worth at the time of such transfer of not less than $50 million or to a person whose obligations under the transaction documents have been guaranteed by a person with such a net worth. The transferring Owner Participant will, with certain limited exceptions, be released from its obligations under the transaction documents and the transferee Owner Participant shall succeed to such obligations and rights of the transferring Owner Participant. (Participation
Agreement, Section 14)

TAX INDEMNIFICATION AGREEMENT

     Pursuant to separate Tax Indemnification Agreements for each Transaction between the Company and the Owner Participant, the Company is obligated to pay to the Owner Participant, among other things, amounts which, on an after-tax basis, equal the amounts of additional federal income taxes payable by the Owner
Participant with respect to any current or prior taxable year as a result of a Tax Loss and any interest, penalties or additions to any tax imposed as a result of such Tax Loss or the contest thereof. For purposes of each Tax
Indemnification Agreement, "Tax Loss" includes, subject to certain exceptions:
(a) loss to the Owner Participant of depreciation or analogous deductions with respect to the related Undivided Interest or interest deductions with respect to the related Lessor Bonds; (b) loss to the Owner Participant of foreign tax credits due to the treatment of any item of income, gain, loss or deduction with respect to the related Transaction as derived from, or allocable to, foreign sources (in the case of either (a) or (b) as a result of, among other things,
(i) any act or failure to act by the Company, (ii) any misrepresentation or breach of warranty or covenant in the transaction documents by the Company,
(iii) bankruptcy of the Company or any disposition of the related Undivided
Interest pursuant to the exercise of remedies under the related Indenture or
(iv) damage to or the taking of the related Undivided Interest); or (c) unanticipated income of the Owner Participant with respect to the related
Undivided Interest.

                              PLAN OF DISTRIBUTION

     The Prospectus Supplement relating to a series of Collateral Bonds will set forth the terms of the offering of the Collateral Bonds, including the names of underwriters, including Morgan Stanley & Co. Incorporated and Citicorp
Securities, Inc., the proceeds to Funding Corporation from such sale, any items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The Collateral Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of each resale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Collateral Bonds will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Collateral Bonds if any are purchased; provided that the agreement between the Company and the underwriters providing for the sale of the Collateral Bonds may provide that under certain circumstances involving a default of underwriters, less than all of the Collateral Bonds may be purchased.

     Each Prospectus Supplement relating to a particular offering of Collateral
Bonds will contain a statement (1) as to whether or not the existence of a secondary market for such securities can be predicted and, if such existence is predicted, as to the extent of such secondary market, and
(2) as to whether or
not the underwriter or underwriters intend to make a market in such securities.

     Subject to certain conditions, the Company may agree to indemnify the underwriter or underwriters and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                              EXPERTS AND LEGALITY

     The Company's balance sheets as of December 31, 1996 and 1995 and the statements of income, retained earnings, and cash flows and the related financial statement schedule for each of the three years in the period ended
December 31, 1996, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand
L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Legal matters in connection with the issuance of the Collateral Bonds will be passed upon for the Company by Monroe & Lemann (A Professional Corporation),
New Orleans, Louisiana, and Reid & Priest LLP, New York, New York, and for the underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York.
However, all legal matters pertaining to the organization of the Company will be passed upon only by Monroe & Lemann (A Professional Corporation). In rendering such opinions, Reid & Priest LLP and Winthrop, Stimson, Putnam & Roberts will rely upon the opinion of Monroe & Lemann (A Professional Corporation) as to matters of Louisiana law, and Monroe & Lemann (A Professional Corporation) will rely upon the opinion of Reid & Priest LLP as to matters of New York law.
Certain matters with respect to the legality of the Lessor Bonds will be passed upon for the Owner Trustee by Haight, Gardner, Poor & Havens, New York, New
York, and by Liskow & Lewis, New Orleans, Louisiana.

                                    GLOSSARY

     CERTAIN CAPITALIZED TERMS USED IN THIS PROSPECTUS AND
THE ACCOMPANYING
PROSPECTUS SUPPLEMENT HAVE THE FOLLOWING MEANINGS AND SUCH
MEANINGS SHALL APPLY
TO TERMS BOTH SINGULAR AND PLURAL UNLESS THE CONTEXT CLEARLY
REQUIRES OTHERWISE:

     "AFFILIATE" means with respect to the Company any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company. For purposes of this definition, the term "control"
(including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     "ATOMIC ENERGY ACT" means the Atomic Energy Act of
1954, as amended, and
regulations from time to time issued, published or promulgated pursuant thereto.

     "CASUALTY VALUE" means an amount specified in each Lease which the
Company must pay to the Lessor under such Lease in certain circumstances, which amount is, in general and among other things, calculated to preserve the net economic return of the related Owner Participant.

     "COLLATERAL BONDS" mean the Collateral Bonds offered by this Prospectus and the accompanying Prospectus Supplement.

     "COMPANY" means Entergy Louisiana, Inc. (formerly
Louisiana Power & Light
Company), a Louisiana corporation, and its permitted successors and assigns.

     "DEEMED LOSS EVENT" means any of the events described as a Deemed Loss
Event in each Lease upon the occurrence of which the Company must (subject to certain conditions) acquire the beneficial interest of the related Owner
Participant and/or assume the related Lessor Bonds. (See
"Description of the
Lease Indentures -- Assumption by the Company.")

     "EVENT OF LOSS" means any of the events described as an Event of Loss in each Lease upon the occurrence of which the Company must (subject to certain conditions) acquire the beneficial interest of the Owner Participant and/or assume the related Lessor Bonds. (See "Description of the Lease Indentures
Assumption by the Company.")

     "EXCEPTED PAYMENT" means (i) any indemnity payment (including payments under the Tax Indemnification Agreement) payable to the Owner Trustee or the
Owner Participant, (ii) any amount payable under any transaction document to reimburse the Lessor or the Owner Participant for performing or complying with any of the obligations of the Company under and as permitted by any transaction document, (iii) any insurance proceeds or other payments received with respect to an Event of Loss in excess of amounts then due and owing to reimburse the
Lease Indenture Trustee for any of its expenses and to pay the reasonable remuneration of the Lease Indenture Trustee plus amounts then due and owing in respect of the principal of and premium, if any, and interest on all Lessor
Bonds outstanding, (iv) any insurance proceeds under liability policies, replacement power insurance policies and insurance policies not required by the
Lease, (v) any payment of the equity portion of Casualty
Value or Special
Casualty Value in respect of an Event of Loss, Deemed Loss
Event or Financial
Event, (vi) amounts payable to the Owner Trustee in connection with the exercise by the Company of its option to purchase the Undivided Interest during the term of the Lease (subject, in any event, to the condition that the Company shall have assumed all of the Lessor Bonds then outstanding and none of such Lessor
Bonds are then to be redeemed), (vii) if a letter of credit has been terminated or has expired, the portion, if any, of Casualty Value or Special Casualty Value
(before taking into account the effect of certain drawings on such letter of credit) equal to the amount by which Casualty Value, reduced by the principal amount of and accrued interest on the outstanding Lessor Bonds, exceeds the sum of all amounts drawn under such letter of credit and not reinstated, (viii) any amount payable to the Owner Participant by any transferee as the purchase price of the Owner Participant's interest in the trust estate,
(ix) the ongoing fees
and expenses of the Owner Trustee under the transaction documents and (x) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vii) above.

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
     "EXCHANGE ACT" means the Securities Exchange Act of
1934, as amended.

     "FINANCIAL EVENT" means any of the events described as a Financial Event in each Lease upon the occurrence of which the Company must (subject to certain conditions) acquire the beneficial interest of the related Owner Participant and/or assume the related Lessor Bonds. (See "Description of the Lease
Indentures -- Assumption by the Company.")

     "FUNDING CORPORATION" means W3A Funding Corporation, a
Delaware
corporation.

     "HOLDER", as used in "Description of the Collateral
Bonds and the
Indenture," means the registered holder of Securities, as indicated on the
Security Register maintained under the Indenture, and, as used in "Description of the Lease Indentures," means the registered holder of Lessor Bonds under a
Lease Indenture, as indicated on the Bond Register maintained under such Lease
Indenture.

     "INDENTURE" means the Collateral Trust Indenture, among
Funding
Corporation, the Company and the Trustee, as supplemented and amended, including by the Supplemental Indenture pursuant to which the Collateral Bonds are issued.

     "INITIAL LESSOR BONDS" means Waterford 3 Secured Lease
Obligation Bonds
issued in 1989 by the respective Lessors as three separate issues under three separate Lease Indentures, each issue comprised of a series maturing in 2005 and a series maturing in 2017.

     "LEASE" means each Facility Lease, dated as of September 1, 1989, as supplemented, under which the Company leases an Undivided
Interest in Unit 3
from a Lessor in connection with the Transactions. "Leases" means each and every Lease.

     "LEASE DEFAULT" means an event or condition which, with the giving of notice or lapse of time, or both, would constitute a Lease
Event of Default.

     "LEASE EVENT OF DEFAULT" means an Event of Default as such term is defined under a Lease. (See "Description of the Leases --
Lease Events of
Default.")

     "LEASE INDENTURE" means each Indenture of Mortgage and Deed of Trust, dated as of September 1, 1989, as supplemented, between a Lessor and the Lease
Indenture Trustee, pursuant to which the Lessor Bonds are issued. "Lease
Indentures" means each and every Lease Indenture.

     "LEASE INDENTURE DEFAULT" means an event or condition which, with the giving of notice or the lapse of time, or both, would constitute a Lease
Indenture Event of Default.

     "LEASE INDENTURE ESTATE" means the trust estate assigned, transferred and pledged by a Lessor to the related Lease Indenture Trustee under its Lease
Indenture, for the ratable benefit of the holders of the Lessor Bonds issued thereunder.

     "LEASE INDENTURE EVENT OF DEFAULT" means an Indenture
Event of Default as
such term is defined in a Lease Indenture. (See "Description of the Lease
Indentures -- Lease Indenture Events of Default.")

     "LEASE INDENTURE TRUSTEE" means each institution and/or individual acting as an indenture trustee under each of the Lease Indentures.
"Lease Indenture
Trustees" means each and every Lease Indenture Trustee.

     "LESSOR" means any institution and/or individual acting as Owner Trustee under a trust agreement with an Owner Participant and as Lessor under a Lease and which, in such capacity, has purchased an Undivided Interest in Unit 3 as part of the Transactions. "Lessors" means each and every Lessor.

     "LESSOR BONDS" means the non-recourse bonds issued by a Lessor under its
Lease Indenture.

     "NRC" means the Nuclear Regulatory Commission of the United States of
America or any successor agency.

     "NUCLEAR WASTE ACT" means the Nuclear Waste Policy Act of 1982, as amended, or any comparable successor law.

     "OWNER PARTICIPANT" means a corporation that, in connection with the
Transactions, has acquired a beneficial interest in the owner trust which is the owner and Lessor of an Undivided Interest.

     "OWNER TRUSTEE" means each institution and/or individual acting as owner trustee under a trust agreement with an Owner Participant in connection with the
Transactions.

     "PARTICIPATION AGREEMENT" means each Participation
Agreement, dated as of
September 1, 1989, as amended, entered into among the Company, Funding
Corporation, the Owner Participant, a Lessor, a Lease
Indenture Trustee and the
Trustee, which relates to a Transaction and sets forth the terms and conditions upon which a Transaction will be consummated. "Participation
Agreements" mean
each and every Participation Agreement.

     "PLEDGED LESSOR BONDS" means the Lessor Bonds which are pledged by
Funding Corporation to Trustee as security for Securities
(including the
Collateral Bonds).

     "PRICE-ANDERSON ACT" means the Price-Anderson Act
(1957), as amended.

     "REFINANCING" means the series of transactions pursuant to which the
Initial Lessor Bonds will be refinanced.

     "RESPONSIBLE OFFICER" shall mean, with respect to the subject matter of any covenant, agreement or obligation of any party contained in any Transaction
Document, the President, any Vice President, Assistant Vice
President, Account
Officer, Treasurer, Assistant Treasurer or any other officer who in the normal performance of his operational responsibility would have knowledge of such matter and the requirements with respect thereto.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES" means bonds, notes or other evidences of indebtedness which may be issued under the Indenture.

     "SPECIAL CASUALTY VALUE" means an amount specified in each Lease which the Company must pay to the Lessor under such Lease in certain circumstances, which amount is, in general and among other things, calculated to preserve the net economic return of the related Owner Participant.

     "SPECIAL TRANSFER" means the assignment and transfer by an Owner
Participant of its beneficial interest in the related owner trust to the Company or its designee upon the occurrence of an Event of Loss, a Deemed Loss Event,
Financial Event or a Lease Event of Default.

     "SUPPLEMENTAL FINANCING" means the issuance of additional Lessor Bonds under a Lease Indenture to finance the related Lessor's proportionate share of capital improvements to Unit 3.

     "SUPPLEMENTAL INDENTURE" means a supplemental indenture to the Indenture, among Funding Corporation, the Company and the Trustee, relating to the
Collateral Bonds.

     "TAX INDEMNIFICATION AGREEMENT" means each tax indemnification agreement dated as of September 1, 1989, as amended, between the Company and an Owner
Participant.

     "TRANSACTION" means any of the three transactions pursuant to which the
Company sold the Undivided Interests in Unit 3 to the Lessors under three separate owner trust agreements and leased back such interests pursuant to three separate Leases. "Transactions" refers to all of such transactions.

     "TRUSTEE" means Bankers Trust Company, as trustee under the Indenture.

     "UNDIVIDED INTEREST" means any of the three undivided interests in Unit
3, which interests compose in aggregate an approximate 10.5%
interest in Unit 3
(as defined) (which is equivalent on a cost basis to an approximate 9.3% interest in Waterford 3) and each of which undivided interest was sold by the
Company to the Owner Trustee under three separate owner trust agreements with the Owner Participant, and then leased back to the Company on a long-term net lease basis.

     "UNIT 3" means Waterford 3, exclusive of certain transmission, pollution control and other facilities, together with certain capital improvements thereto.

     "WATERFORD 3" means Unit No. 3 (nuclear) of the
Waterford Steam Electric
Generating Station.

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